OFFER TO PURCHASE
                                  UP TO 18,224
                       BENEFICIAL ASSIGNMENT CERTIFICATES
                                      in
                          FREEDOM TAX CREDIT PLUS L.P.
                                      for
                            $530 NET PER BAC IN CASH
                                       by
                       LEHIGH TAX CREDIT PARTNERS L.L.C.

--------------------------------------------------------------------------------
THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME ON, SEPTEMBER 25, 1997, UNLESS EXTENDED.
--------------------------------------------------------------------------------

     Lehigh Tax Credit Partners L.L.C., a Delaware limited liability company ("the Purchaser") and an affiliate of a general partner of the Partnership (as defined below), hereby offers to purchase up to 18,224 of the issued and outstanding Beneficial Assignment Certificates ("BACs") representing assignments of limited partnership interests ("Limited Partnership Interests") in Freedom Tax Credit Plus L.P., a Delaware limited partnership (the "Partnership"), at a purchase price of $530 per BAC, net to the seller in cash (the "Purchase Price"), without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the related Letter of Transmittal, as each may be supplemented, modified or amended from time to time (which together constitute the "Offer"). The Purchase Price will be automatically reduced by $14 per BAC for each month (or part of a month) between October 31, 1997 and the date of transfer for BACs transferred after October 31, 1997. BACs HOLDERS WHO TENDER THEIR BACs WILL NOT BE OBLIGATED TO PAY ANY COMMISSIONS OR PARTNERSHIP TRANSFER FEES, WHICH COMMISSIONS AND FEES WILL BE BORNE BY THE PURCHASER. The 18,224 BACs sought pursuant to the Offer represent, to the best knowledge of the Purchaser, approximately 25% of the BACs outstanding as of the date of this Offer.
                           -------------------------
   THE PURCHASER AND RELATED FREEDOM ASSOCIATES L.P., A GENERAL PARTNER OF THE PARTNERSHIP, ARE AFFILIATED.
                           -------------------------
   THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF BACs BEING
   TENDERED. SEE SECTION 14 ("CONDITIONS OF THE OFFER").
                           -------------------------
   IN ORDER TO COMPLY WITH CERTAIN RESTRICTIONS SET FORTH IN THE PARTNERSHIP'S AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP, TENDERS OF LESS THAN ALL BACs OWNED BY A BACs HOLDER THAT WOULD RESULT IN A BACs HOLDER HOLDING LESS THAN 5 BACs WILL NOT BE ACCEPTED.
                          -------------------------
Before tendering, BACs holders are urged to consider the following factors:

[bullet] BACs holders who have a present or future need for the tax credits and/or tax losses from the BACs may prefer to retain their BACs and not tender them pursuant to the Offer, or any other tender offer.

[bullet] Although the Purchaser cannot predict the future value of the Partnership's assets on a per BAC basis, the net after-tax benefit that would be realized from retaining ownership of BACs together with any cash distributions from operations and any net proceeds from a future sale of the properties owned by the Partnership (the "Properties") could be greater than or less than the Purchase Price. See Section 13 ("Purchase Price Considerations").

[bullet] If the Purchaser is successful in acquiring a significant number of BACs pursuant to the Offer, the Purchaser could, subject to the Standstill Agreement (as defined in the Glossary), be in a position to significantly influence all Partnership decisions on which BACs holders may vote, including decisions regarding removal of any General Partner, certain amendments to the Partnership Agreement (as defined in the Glossary) and dissolution of the Partnership.

[bullet] The Purchaser believes that the projected aggregate per BAC benefit of the Offer, together with the benefits already received by a BACs holder, compares favorably with the potential benefits the Purchaser believes a BACs holder will receive if he or she remains in the Partnership, together with the benefits already received by a BACs holder. See Section 13 ("Purchase Price Considerations").

                                   IMPORTANT

     Any (i) BACs holder, (ii) beneficial owner, in the case of BACs owned by Individual Retirement Accounts or Keogh Plans (a "Beneficial Owner"), or (iii) person who has purchased BACs but has not yet been reflected on the Partnership's books as a transferee of such BACs (an "Assignee"), desiring to tender any or all of such person's BACs should either (1) complete and sign the Letter of Transmittal, or a facsimile copy thereof, in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal, or a facsimile copy thereof, and any other required documents to The Herman Group, Inc. (the "Information Agent/Depositary"), at the address or facsimile number set forth below, or (2) request his or her broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him or her. Unless the context requires otherwise, references to BACs holders in this Offer to Purchase shall be deemed to also refer to Beneficial Owners and Assignees. Questions or requests for assistance may be directed to the Information Agent/Depositary at the address and telephone number set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and other related documents may be directed to the Information Agent/Depositary.

     NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION OR ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR TO PROVIDE ANY INFORMATION OTHER THAN AS CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. NO SUCH
RECOMMENDATION, INFORMATION OR REPRESENTATION MAY BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     EACH BACs HOLDER IS URGED TO READ CAREFULLY THE ENTIRE OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND RELATED DOCUMENTS.


                       For Additional Information Call:


                             The Herman Group, Inc.
                            2121 San Jacinto Street
                                   26th Floor
                              Dallas, Texas 75201
                           Telephone: (800) 555-2649
                           Facsimile: (214) 999-9323

                               TABLE OF CONTENTS





                                                                            Page
                                                                           -----
INTRODUCTION ..............................................................   1
THE TENDER OFFER ..........................................................   4
   1.          Terms of the Offer .........................................   4
   2.          Proration; Acceptance for Payment and Payment for BACs .....   5
   3.          Procedures for Tendering BACs ..............................   6
   4.          Withdrawal Rights ..........................................   7
   5.          Extension of Tender Period; Termination; Amendment .........   8
   6.          Certain Federal Income Tax Consequences ....................   9
   7.          Effects of the Offer .......................................  11
   8.          Purpose of the Offer; Future Plans .........................  12
   9.          Certain Information Concerning the Partnership .............  13
   10.         Certain Information Concerning the Purchaser ...............  20
   11.         Background Of The Offer ....................................  20
   12.         Source Of Funds ............................................  21
   13.         Purchase Price Considerations ..............................  22
   14.         Conditions of the Offer ....................................  23
   15.         Certain Legal Matters ......................................  25
   16.         Certain Fees and Expenses ..................................  26
   17.         Miscellaneous ..............................................  26
Appendix A.    Glossary ...................................................  A-1
Schedule I.    Information with respect to the executive officers
               and directors of Lehigh Tax Credit Partners, Inc. ..........  S-1
Schedule II.   Local Partnership schedule .................................  S-2
Schedule III.  Certain information concerning the Properties ..............  S-5

To the Holders of Beneficial Assignment Certificates of Freedom Tax Credit Plus
L.P.:


                                 INTRODUCTION

     Lehigh Tax Credit Partners L.L.C., a Delaware limited liability company ("the Purchaser") and an affiliate of a general partner of the Partnership (as defined below), hereby offers to purchase up to 18,224 of the issued and outstanding Beneficial Assignment Certificates ("BACs") representing limited partnership interests in Freedom Tax Credit Plus L.P., a Delaware limited partnership (the "Partnership"), at a purchase price of $530 per BAC, net to the seller in cash (the "Purchase Price"), without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the related Letter of Transmittal, as each may be supplemented, modified or amended from time to time (which together constitute the "Offer"). The Purchase Price will be automatically reduced by $14 per BAC for each month (or part of a month) between October 31, 1997 and the date of transfer for BACs transferred after October 31, 1997. BACs holders who tender their BACs will not be obligated to pay any commissions or Partnership transfer fees, which commissions and fees will be borne by the Purchaser. The 18,224 BACs sought pursuant to the Offer represent, to the best knowledge of the Purchaser, approximately 25% of the BACs issued and outstanding as of the date of this Offer.

     The Purchaser is affiliated with Related Freedom Associates L.P. ("RFA"), one of the general partners of the Partnership (the "General Partners"). In order to comply with certain restrictions set forth in the Partnership's Amended and Restated Agreement of Limited Partnership (the "Partnership Agreement"), tenders of less than all BACs owned by a BACs holder that would result in a BACs holder holding less than 5 BACs will not be accepted.

     The Purchaser is making this Offer because it believes that the BACs represent an attractive investment at the price offered based upon, in part, the expected remaining Tax Credits and tax losses. There can be no assurance, however, that the Purchaser's judgment is correct, and, as a result, ownership of BACs (either by the Purchaser or BACs holders who retain their BACs) will remain a speculative investment. The Purchaser is acquiring the BACs for investment purposes and does not intend to make any effort to change current management or the operations of the Partnership. Because the Purchaser is affiliated with RFA, one of the General Partners, the Purchaser's acquisition of BACs may have the effect of making any future change of current management more difficult. The Purchaser has no current plans for any extraordinary transaction involving the Partnership.

     Factors to be considered by BACs holders. In considering the Offer, BACs holders are urged to consider the following factors:

   [bullet] BACs holders who have a present or future need for the Tax Credits and/or tax losses from the BACs may prefer to retain their BACs and not tender them pursuant to the Offer, or any other tender offer.

   [bullet] Although the Purchaser cannot predict the future value of the Partnership's assets on a per BAC basis, the net after-tax benefit that would be realized from retaining ownership of the BACs together with any cash distributions from operations and any net proceeds from a future sale of the properties owned by the Partnership (the "Properties") could be greater than or less than the Purchase Price. See Section 13 ("Purchase Price Considerations").

   [bullet] There may be a conflict between the desire of the Purchaser to acquire the BACs at a low price and the desire of the BACs holders to sell their BACs at a high price. Therefore, BACs holders might receive greater value if they hold their BACs, rather than tender, continue to be allocated Tax Credits and tax losses, and receive any distributions from operations and any proceeds, if any, from the liquidation of the Partnership. Alternatively, BACs holders may prefer to receive the Purchase Price now rather than wait to be allocated future Tax Credits and tax losses and uncertain future cash distributions. The return to BACs holders could be higher or lower than the Purchase Price for persons who retain their BACs.

   [bullet] BACs holders should note that the most recent trading activity in the BACs occurred in March 1997. The weighted average selling price for BACs reported in the limited and sporadic secondary market during the two-month period ended March 31, 1997 was $570.74. See
            Section 13 ("Purchase Price Considerations"). Such secondary market selling prices, however, do not take into account commissions charged by secondary market makers effectuating such sales which the Purchaser believes, based on a typical 5 BAC sales transaction, range from 5% to 8.75% of the sales price (which would result in a reduction of the net proceeds to the seller of approximately $28.50 to approximately $50 per BAC). Additionally, because the BACs are less valuable with the passage of time since fewer Tax Credits remain, the Purchaser believes the price per BAC should be reduced by at least $12 for each passing month, or a total of approximately $60 per BAC from March 31, 1997 to August 31, 1997. Therefore, the Purchaser believes the value of BACs in September (when the Offer expires), based upon the most recently reported secondary market sales, net of sales commissions, would be approximately $461 to $482 per BAC. The Purchase Price represents a premium to this range of values.

   [bullet] The Offer is being made in order to acquire BACs for investment purposes. The Purchaser intends to sell membership interests in the Purchaser to third parties (especially corporations) with a need for the Tax Credits and/or tax losses attributable to the tendered BACs. The aggregate sales price of the Purchaser's membership interests to third parties will be equal to the aggregate purchase price for the tendered BACs and all other securities tendered to the Purchaser pursuant to other tender offers, plus the Purchaser's expenses in conducting and consummating the Offer, its other tender offers, and financing the purchase of the tendered securities (including, without limitation, the BACs). Neither the Purchaser nor its current members will derive a profit from the sale of the Purchaser's membership interests.

            Affiliates of the Purchaser, however, expect to arrange the sale of membership interests of the Purchaser to third parties upon conclusion of the Offer and to perform certain services for the Purchaser during the period in which the Purchaser owns the tendered BACs. In connection with such sales and in consideration for structuring this transaction and the services to be performed, it is expected that those affiliates will earn fees. These fees will be, in part, dependent on the amount third parties are willing to pay for membership interests and the amount of membership interests sold. There can be no assurance, however, that any membership interests in the Purchaser will be sold or at what price.

   [bullet] If the Purchaser is successful in acquiring a significant number of BACs pursuant to the Offer, the Purchaser could, subject to the Standstill Agreement (as defined in the Glossary), be in a position to significantly influence all Partnership decisions on which BACs holders may vote. Additionally, because the Purchaser is affiliated with a General Partner, the Purchaser's acquisition of BACs may have the effect of making any future change of the Partnership's current management more difficult. If the maximum number of BACs sought by the Purchaser is tendered and accepted for payment pursuant to the Offer, the Purchaser will own approximately 25% of the outstanding BACs. After August 26, 2007 (the "Standstill Expiration Date"), the ownership of tendered BACs by the Purchaser could effectively (i) prevent non-tendering BACs holders from taking actions they desire but that the Purchaser opposes and (ii) enable the Purchaser to take actions desired by it but opposed by certain non-tendering BACs holders. Under the Partnership Agreement, Limited Partners and BACs holders holding more than 50% of aggregate Limited Partnership Interests and BACs representing Limited Partnership Interests are entitled, either directly or through the Assignor Limited Partner, as the case may be, to take action with respect to a variety of matters, including: approving the dissolution of the Partnership; approving the removal of any General Partner and proposing and approving a replacement therefor; approving or disapproving the sale of all or substantially all of the assets of the Partnership; and most types of amendments to the Partnership Agreement. Although the Purchaser does not have any current intentions with regard to any of these matters, it will, following the Standstill Expiration Date, vote the BACs acquired pursuant to the Offer in its interest, which may, or may not, be in the best interest of non-tendering BACs holders. Until the Standstill Expiration Date, the Purchaser has agreed to vote its BACs in the same manner as the majority of all voting BACs holders; provided, however, the Purchaser shall be entitled to vote its BACs as it determines with regard to any proposal (i) to remove RFA as a general partner of the Partnership or (ii) concerning the reduction of any fees, profits, distributions or allocations for the benefit of RFA or its affiliates.

   [bullet] Most of the properties owned by the Local Partnerships in which the Partnership has an interest began to qualify for Housing Tax Credits in 1991 and 1992. Housing Tax Credits are generally available for 10 years. The amount of the Housing Tax Credits claimed by the Partnership was $11,208,966 for the 1996 calendar year, $11,208,869 for the 1995 calendar year, and $11,208,869 for the 1994 calendar year. Although there can be no assurance as to whether Housing Tax Credits will continue to be available, the Purchaser estimates that a total of approximately $635 of Housing Tax Credits per BAC will be available during the period beginning August 1, 1997 and ending December 31, 2002. In addition, although there can be no assurance as to whether tax losses will continue to be available, in calendar year 1996 each BAC was allocated approximately $70 of tax losses and the Purchaser estimates that each BAC will be allocated (a) approximately $70 of tax losses per year through December 31, 2008, and (b) approximately $258 of taxable income upon a liquidation of the Partnership, assuming no cash distributions are made. Actual future tax benefits may differ significantly from the foregoing estimates. Tax losses are less valuable than tax credits because tax losses can reduce income (thereby resulting in a savings equal to the product of the tax loss and the taxpayer's applicable tax rate) and require a reduction in tax basis (which may cause taxable income to be recognized in subsequent years), whereas tax credits result in a dollar-for-dollar reduction in tax liability. BACs holders should consider whether the benefits of the Offer, including the Purchase Price, are more valuable to them than the present value of anticipated future tax benefits. See Section 13 ("Purchase Price Considerations").

     BACs holders may no longer wish to continue with their investment in the Partnership for a number of reasons, including:

   [bullet] Although there are some limited resale mechanisms available to the BACs holders wishing to sell their BACs, there is no formal or organized trading market for the BACs. The Partnership's Form 10-K for the fiscal year ended March 31, 1996 (the "Form 10-K") states:
            "Neither the BACs nor the Limited Partnership Interests are traded on any established market. The Partnership does not intend to include the BACs for quotation on NASDAQ or for listing on any national or regional stock exchange or any other established securities market." Accordingly, BACs holders who desire resale liquidity may wish to consider the Offer. The Offer affords a significant number of BACs holders with an opportunity to dispose of their BACs for cash, which alternative otherwise might not be available to them. The Purchase Price is not intended to represent either the fair market value of a BAC or the fair market value of the Tax Credits and tax losses attributable to each BAC and the Partnership's assets on a per BAC basis.

   [bullet] The Offer will provide BACs holders with an immediate opportunity to liquidate their investment in the Partnership without the usual transaction costs associated with market sales or partnership transfer fees.

   [bullet] The Purchaser believes that the projected aggregate per BAC benefit from the Offer, together with the benefits received since 1990, total approximately $1,831. Such benefits include $530 (the Purchase Price) plus $932 (representing the Tax Credits allocated through August 31, 1997) plus approximately $156 (representing the tax savings, assuming a tax rate of 20% for capital gain and 36% for ordinary income, attributable to the use of the loss of $436 the Purchaser believes an individual BACs holder will realize if all of his BACs are sold in the Offer and the individual has not previously used such losses to offset passive income) plus approximately $213 (representing the assumed return on the reinvestment of the Purchase Price at 5% for approximately 10.5 years, discounted at a rate of 9%). See Section 13 ("Purchase Price Considerations"). The Purchaser believes that such aggregate projected benefit compares favorably with the potential benefits to a BACs holder who remains in the Partnership (together with the benefits received since 1990), continuing to receive Tax Credits, and assuming a return of the present value of the original investment of $1,000 as, and if, the Partnership's 42 properties are sold for amounts in excess of the then existing indebtedness and other liabilities. The aggregate of such potential benefits (including Tax Credits allocated through August 31, 1997) is estimated by the Purchaser to be approximately $1,821. BACs HOLDERS SHOULD CONSULT WITH THEIR RESPECTIVE TAX AND OTHER ADVISORS REGARDING THE CONSEQUENCES OF THE LEHIGH OFFER TO THEM.

   [bullet] The Offer may be attractive for BACs holders whose circumstances have changed such that anticipated future allocation of Tax Credits and tax losses may no longer be beneficial to them.

   [bullet] Acceptance of the Offer will eliminate any future risk to the selling BACs holder of recapture of the Tax Credits received, since such risk will be borne by the Purchaser. The Purchaser believes, however, that any risk of such recapture is minimal.

   [bullet] General disenchantment with real estate investments and with long-term investments in limited partnerships because of, among other things, their illiquidity.

   [bullet] The Offer may be attractive to certain BACs holders who wish in the future to avoid the continued additional expense, delay and complication in filing income tax returns which result from the ownership of BACs.

   [bullet] The Offer provides BACs holders with the opportunity to liquidate their BACs and to reinvest the proceeds in other investments should they desire to do so.

   [bullet] The Purchaser believes that the BACs represent an attractive investment at the Purchase Price based upon, in part, the expected remaining Tax Credits and tax losses. There can be no assurance, however, that this judgment is correct. Therefore, ownership of BACs will remain a speculative investment.

     Following the completion of the Offer and subject to the terms of the Standstill Agreement, the Purchaser and its affiliates may acquire additional BACs. Any such acquisitions may be made through private purchases, through one or more future tender offers or by any other means deemed advisable, and may be at prices higher or lower than the price to be paid for the BACs purchased pursuant to the Offer. See Section 8 ("Purpose of the Offer; Future Plans").

     The Offer is not conditioned upon any minimum number of BACs being tendered. If, as of the Expiration Date, more than 18,224 BACs are validly tendered and not properly withdrawn, the Purchaser will only accept for purchase on a pro rata basis 18,224 BACs, subject to the terms and conditions herein. See Section 14 ("Conditions of the Offer").

     BACs holders are urged to consider carefully all of the information contained herein before accepting the Offer.

     The Purchaser expressly reserves the right, in its sole discretion and for any reason, to terminate the Offer at any time and to waive any or all of the conditions of the Offer, although the Purchaser does not presently intend to waive any such conditions. See Section 7 ("Effects of the Offer"). In order to comply with certain restrictions set forth in the Partnership Agreement, tenders of less than all BACs owned by a BACs holder that would result in a BACs holder holding less than 5 BACs will not be accepted.

     According to the Form 10-K, there were 72,896 BACs issued and outstanding, which represent 72,896 Limited Partnership Interests issued to the Assignor Limited Partner. The 10-K reports that as of May 1, 1997 the Partnership had 4,736 registered holders of the issued and outstanding BACs. The Purchaser owns 189 BACs.

     Except as otherwise indicated, information contained in this Offer to Purchase is based upon documents and reports publicly filed by the Partnership with the Commission. Although the Purchaser has no information that any statements contained in this Offer to Purchase are untrue, the Purchaser does not take responsibility for the accuracy or completeness of any information contained in this Offer to Purchase which is derived from such public documents, or for any failure by the Partnership to disclose events which may have occurred and may affect the significance or accuracy of any such information but which are unknown to the Purchaser.

     Each BACs holder must make his or her own decision whether to accept the Offer based on his or her particular circumstances. BACs holders should consult with their respective advisors about the financial, tax, legal and other implications to them of accepting the Offer. BACs holders are urged to read this Offer to Purchase, the related Letter of Transmittal and the other accompanying materials carefully before deciding whether to tender their BACs.

                               THE TENDER OFFER

     1. Terms of the Offer.

     Upon the terms of the Offer (including the terms and conditions of any extension or amendment of the Offer), the Purchaser will accept for payment and pay for up to 18,224 BACs that are validly tendered on or prior to the Expiration Date (as hereinafter defined) and not withdrawn in accordance with
Section 4 ("Withdrawal Rights"). The term "Expiration Date" shall mean 12:00 midnight, New York City time, on September 25, 1997, unless the Purchaser, in its sole discretion, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Purchaser, will expire.

     IF, PRIOR TO THE EXPIRATION DATE, THE PURCHASER SHALL INCREASE THE PURCHASE PRICE OFFERED TO BACs HOLDERS, SUCH INCREASED PURCHASE PRICE SHALL BE PAID FOR ALL

BACs ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER, WHETHER OR NOT SUCH BACs WERE TENDERED PRIOR TO THE INCREASE OF THE PURCHASE PRICE.

     The Offer is conditioned on satisfaction of certain conditions. See
Section 14 ("Conditions of the Offer"). The Purchaser reserves the right (but shall not be obligated), in its sole discretion, to waive any or all of such conditions. If, on or prior to the Expiration Date, any or all of such conditions have not been satisfied or waived, the Purchaser may (i) decline to purchase any of the BACs tendered, terminate the Offer and return all tendered BACs to tendering BACs holders, (ii) waive all the then unsatisfied conditions and, subject to complying with applicable rules and regulations of the Commission, purchase all BACs validly tendered, (iii) extend the Offer and, subject to the right of BACs holders to withdraw BACs until the Expiration Date, retain the BACs that have been tendered during the period or periods for which the Offer is extended, or (iv) amend the Offer.

     At the request of the Purchaser, and pursuant to Rule 14d-5 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), this Offer to Purchase, the related Letter of Transmittal and, if required, any other relevant materials are being mailed, at the Purchaser's expense, by the Partnership to BACs holders, Beneficial Owners and Assignees who hold BACs, to the extent their names and addresses are reflected on the books and records of the Partnership.

     2. Proration; Acceptance for Payment and Payment for BACs.

     If more than 18,224 BACs are validly tendered on or prior to the Expiration Date and not properly withdrawn on or prior to the Expiration Date, the Purchaser will only accept for payment, upon the terms and subject to the conditions of the Offer, and pay for an aggregate of 18,224 BACs so tendered, pro rata according to the number of BACs validly tendered and not properly withdrawn on or prior to the Expiration Date, with appropriate adjustments to avoid purchases that would violate the transfer restrictions in Section 7.1 of the Partnership Agreement (the "Transfer Restrictions"). If the number of BACs validly tendered and not properly withdrawn on or prior to the Expiration Date is less than or equal to 18,224 BACs, the Purchaser will purchase all BACs so tendered and not properly withdrawn, upon the terms and subject to the conditions of the Offer.

     If proration of tendered BACs is required, and because of the difficulty of determining the proration results, the Purchaser may not be able to announce the final results of such proration until at least approximately seven business days after the Expiration Date. Subject to the Purchaser's obligation under Rule 14e-1(c) under the Exchange Act, to pay BACs holders the Purchase Price in respect of BACs tendered or return those BACs promptly after the termination or withdrawal of the Offer, the Purchaser does not intend to pay for any BACs accepted for payment pursuant to the Offer until the final proration results are known.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will purchase, by accepting for payment, and will pay for, all BACs validly tendered and not withdrawn in accordance with Section 4 on or prior to the Expiration Date as promptly as practicable following the Expiration Date. In addition, subject to applicable rules of the Commission, the Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, BACs pending receipt of any regulatory or governmental approvals specified in Section 15 ("Certain Legal Matters") or pending receipt of any additional documentation required by the Letter of Transmittal. In all cases, payment for BACs accepted for payment pursuant to the Offer will be made only after timely receipt by the Information Agent/Depositary of (a) the Letter of Transmittal properly completed and duly executed and (b) any other documents required by the Letter of Transmittal.

     For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment tendered BACs when, as and if the Purchaser gives oral or written notice to the Information Agent/Depositary of the Purchaser's acceptance for payment of such BACs pursuant to the Offer. No tender of BACs will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. Upon the terms and subject to the conditions of the Offer, payment for BACs tendered and accepted for payment pursuant to the Offer will in all cases be made by deposit of the Purchase Price with the Information Agent/Depositary, which will act as agent for the tendering BACs holders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering BACs holders.

     The Purchase Price will be automatically reduced by $14 per BAC for each month (or part of a month) between October 31, 1997 and the date of transfer for BACs transferred after October 31, 1997. Under no circumstances will the Purchaser pay interest on the Purchase Price for BACs.

     If any tendered BACs are not purchased pursuant to the Offer for any reason, the Letter of Transmittal with respect to such BACs will be destroyed by the Information Agent/Depositary. If, for any reason whatsoever, acceptance for payment of or payment for any BACs tendered pursuant to the Offer is delayed or the Purchaser is unable to accept for payment, purchase or pay for BACs tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights under Section 14 ("Conditions of the Offer"), the Information Agent/Depositary may, nevertheless, on behalf of the Purchaser and subject to Rule 14e-1(c) under the Exchange Act, retain tendered BACs, and such BACs may not be withdrawn except to the extent that the tendering BACs holder is entitled to withdrawal rights as described in Section 4 ("Withdrawal Rights").

     3. Procedures for Tendering BACs.

     Valid Tender. For BACs to be validly tendered pursuant to the Offer, a Letter of Transmittal or facsimile thereof properly completed and duly executed, together with any other documents required by the Letter of Transmittal, must be received by the Information Agent/Depositary at its address or facsimile number on the back cover page of the Offer to Purchase on or prior to the Expiration Date. If tendering by facsimile, a BACs holder should subsequently send original copies of the Letter of Transmittal and any other documents required by the Letter of Transmittal to the Information Agent/Depositary at its address on the back cover of the Offer to Purchase. In order to comply with certain restrictions set forth in the Partnership Agreement, tenders of less than all BACs owned by a BACs holder that would result in a BACs holder holding less than 5 BACs will not be accepted. See Instructions to the Letter of Transmittal.

     In order for a tendering BACs holder to participate in the Offer, BACs must be validly tendered and not withdrawn on or prior to the Expiration Date, which is 12:00 midnight, New York City time, on September 25, 1997, unless extended.

     The method of delivery of the Letter of Transmittal and all other required documents is at the option and risk of the tendering BACs holder and delivery will be deemed made only when actually received by the Information Agent/Depositary. If delivery is by mail, registered mail with return receipt requested is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

     Backup Federal Income Tax Withholding. To prevent the possible application of backup federal income tax withholding with respect to payment of the Purchase Price pursuant to the Offer, a tendering BACs holder must execute the Letter of Transmittal, thereby certifying such BACs holder's correct taxpayer identification number or social security number.

     FIRPTA Withholding. To prevent the withholding of federal income tax in an amount equal to 10% of the sum of the Purchase Price plus the amount of Partnership liabilities allocable to each BAC purchased, each BACs holder must execute the Letter of Transmittal, thereby certifying such BACs holder's taxpayer identification number and address and that the BACs holder is not a foreign person.

     Appointment as Proxy; Power of Attorney. By executing and delivering the Letter of Transmittal, a tendering BACs holder irrevocably appoints the Purchaser and the designees of the Purchaser and each of them as such BACs holder's proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such BACs holder's rights with respect to the BACs tendered by such BACs holder and accepted for payment by the Purchaser (and with respect to any and all other BACs or other securities issued or issuable in respect of such BACs on or after the date hereof). All such proxies shall be considered irrevocable and coupled with an interest in the tendered BACs. Such appointment will be effective when, and only to the extent that, the Purchaser accepts such BACs for payment. Upon such acceptance for payment, all prior proxies given by such BACs holder with respect to such BACs (and such other BACs and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consents executed (and, if given or executed, will not be deemed effective). The Purchaser and its designees will, with respect to the BACs (and such other BACs and securities) for which such appointment is effective, be empowered to exercise all voting and other rights of such BACs holder as it in its sole discretion may deem proper pursuant to the Partnership Agreement or otherwise. The Purchaser may assign such proxy and/or power of attorney to any person with or without assigning the related BACs with respect to which such proxy and/or power of attorney was granted. The Purchaser reserves the right to require that, in order for BACs to be deemed validly tendered, immediately upon the Purchaser's payment for such BACs, the Purchaser must be able to exercise full voting rights with respect to such BACs and other securities.

     In addition, pursuant to such appointment as attorneys-in-fact, the Purchaser and its designees each will have the power, among other things, (i) to seek to transfer ownership of such BACs on the books and records of the Partnership maintained by the Assignor Limited Partner (and execute and deliver any accompanying evidences of transfer and authenticity any of them may deem necessary or appropriate in connection therewith, including, without limitation, any documents or instruments required to be executed under the Partnership Agreement or a "Transferor's (Seller's) Application for Transfer" created by the NASD, if required), (ii) upon receipt by the Information Agent/ Depositary (as the tendering BACs holder's agent) of the Purchase Price, to be allocated all Tax Credits and tax losses and to receive any and all distributions made by the Partnership after the Expiration Date, and to receive all benefits and otherwise exercise all rights of beneficial ownership of such BACs in accordance with the terms of the Offer, (iii) to execute and deliver to the Partnership, the General Partners and/or the Assignor Limited Partner (as the case may be) a change of address form instructing the Partnership to send any and all future distributions to which the Purchaser is entitled pursuant to the terms of the Offer in respect of tendered BACs to the address specified in such form, and (iv) to endorse any check payable to or upon the order of such BACs holder representing a distribution, if any, to which the Purchaser is entitled pursuant to the terms of the Offer, in each case on behalf of the tendering BACs holder.

     Assignment of Entire Interest in the Partnership. By executing and delivering the Letter of Transmittal, a tendering BACs holder irrevocably assigns to the Purchaser and its assigns all of the, direct and indirect, right, title and interest of such BACs holder in the Partnership with respect to the BACs tendered and purchased pursuant to the Offer, including, without limitation, such BACs holder's right, title and interest in and to any and all Tax Credits and tax losses and any and all distributions made by the Partnership after the Expiration Date in respect of the BACs tendered by such BACs holder and accepted for payment by the Purchaser, regardless of the fact that the record date for any such distribution may be a date prior to the Expiration Date. Upon the Purchaser's acceptance of, and payment for, tendered BACs, a tendering BACs holder will no longer be entitled to any benefits as a BACs holder, regardless of whether such BACs holder retains a Beneficial Assignment Certificate. The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to any third party, the right to purchase BACs tendered pursuant to the Offer, together with its rights under the Letter of Transmittal, but any such transfer or assignment will not relieve the assigning party of its obligations under the Offer or prejudice the rights of tendering BACs holders to receive payment for BACs validly tendered and accepted for payment pursuant to the Offer.

     Determination of Validity. All questions as to the form of documents and validity, eligibility (including time of receipt) and acceptance for payment of any tender of BACs will be determined by the Purchaser, in its sole discretion, whose determination shall be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form, or the acceptance of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender of BACs of any particular BACs holder whether or not similar defects or irregularities are waived in the case of other BACs holders.

     Assignee Status. Assignees must provide documentation to the Information Agent/Depositary which demonstrates, to the satisfaction of the Purchaser, such person's status as an assignee of a BAC.

     The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. No tender of BACs will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of the Purchaser, any of its affiliates or assigns, if any, the Information Agent/Depositary or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

     The Purchaser's acceptance for payment of BACs tendered pursuant to the procedures described above will constitute a binding agreement between the tendering BACs holder and the Purchaser upon the terms and subject to the conditions of the Offer.

     4. Withdrawal Rights.

     Tenders of BACs made pursuant to the Offer are irrevocable, except that BACs tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment as provided in this Offer to Purchase, may also be withdrawn at any time after October 26, 1997.

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Information Agent/Depositary at the address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name(s) of the person(s) who tendered the BACs to be withdrawn, the number of BACs to be withdrawn and the name(s) of the registered holder(s) of the BACs, if different from that of the person(s) who tendered such BACs. Such notice of withdrawal must also be signed by the same person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed (including , if applicable, medallion signature guarantees). If the BACs are held in the name of two or more persons, all such persons must sign the notice of withdrawal. Any BACs properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be re-tendered at any subsequent time prior to the Expiration Date by following the procedures described in Section 3 ("Procedures for Tendering BACs").

     If, for any reason whatsoever, acceptance for payment of any BACs tendered pursuant to the Offer is delayed, or the Purchaser is unable to accept for payment or pay for BACs tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights set forth herein, the Information Agent/Depositary may, nevertheless, on behalf of the Purchaser, retain tendered BACs and such BACs may not be withdrawn except to the extent that the tendering BACs holder is entitled to and duly exercises withdrawal rights as described herein. The reservation by the Purchaser of the right to delay the acceptance or purchase of or payment for BACs is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires the Purchaser to pay the consideration offered or return BACs tendered by or on behalf of BACs holders promptly after the termination or withdrawal of the Offer.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination shall be final and binding. None of the Purchaser, any of its affiliates or assigns, if any, the Information Agent/Depositary or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     5. Extension of Tender Period; Termination; Amendment.

     The Purchaser reserves the right, in its sole discretion and regardless of whether any of the conditions set forth in Section 14 ("Conditions of the Offer") shall have been satisfied, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any BACs, (ii) to terminate the Offer and not accept for payment any BACs not already accepted for payment or paid for, and (iii) to amend the Offer in any respect by giving oral or written notice of such amendment to the Information Agent/Depositary.

     If the Purchaser increases or decreases either the number of the BACs being sought or the consideration to be paid for any BACs pursuant to the Offer and the Offer is scheduled to expire at any time before the expiration of a period of 10 business days from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified below, the Offer will be extended until, at a minimum, the expiration of such period of 10 business days. If the Purchaser makes a material change in the terms of the Offer (other than a change in price or percentage of securities sought) or in the information concerning the Offer, or waives a material condition of the Offer, the Purchaser will extend the Offer, if required by applicable law, for a period sufficient to allow BACs holders to consider the amended terms of the Offer.

     The Purchaser also reserves the right, in its sole discretion, if any of the conditions specified under Section 14 ("Conditions of the Offer") shall not have been satisfied and so long as BACs have not theretofore been accepted for payment, to delay (except as otherwise required by applicable law) acceptance for payment of or payment for BACs or to terminate the Offer and not accept for payment or pay for BACs.

     If the Purchaser extends the period of time during which the Offer is open, delays acceptance for payment of or payment for BACs or is unable to accept for payment or pay for BACs pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Information Agent/Depositary may, on behalf of the Purchaser, retain all BACs tendered, and such BACs may not be withdrawn except as otherwise provided under Section 4 ("Withdrawal Rights"). The reservation by the Purchaser of the right to delay acceptance for payment of or payment for BACs is subject to applicable law, which requires that the Purchaser pay the consideration offered or return the BACs deposited by or on behalf of BACs holders promptly after the termination or withdrawal of the Offer.

     Any extension, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. In the case of an extension of the Offer, the Purchaser will make a public announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

     6. Certain Federal Income Tax Consequences.

     The following summary is a general discussion of certain federal income tax consequences of a sale of BACs pursuant to the Offer assuming that the Partnership is a partnership for federal income tax purposes and that it is not a "publicly traded partnership" as defined in Section 7704 of the Internal Revenue Code of 1986, as amended (the "Code"). This summary is based on the Code, applicable Treasury Regulations thereunder, administrative rulings, practice and procedures and judicial authority as of the date of the Offer. All of the foregoing are subject to change, and any such change could affect the continuing accuracy of this summary. This summary does not discuss all aspects of federal income taxation that may be relevant to a particular BACs holder in light of such BACs holder's specific circumstances or to certain types of BACs holders subject to special treatment under the federal income tax laws (for example, foreign persons (if any), dealers in securities, banks, insurance companies and tax-exempt entities), nor does it discuss any aspect of state, local, foreign or other tax laws. Sales of BACs pursuant to the Offer will be taxable transactions for federal income tax purposes, and may also be taxable transactions under applicable state, local, foreign and other tax laws. EACH BACs HOLDER SHOULD CONSULT HIS OR HER TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH BACs HOLDER OF SELLING BACs PURSUANT TO THE OFFER, INCLUDING, WITHOUT LIMITATION, FEDERAL, STATE AND LOCAL TAX CONSEQUENCES.

     Consequences to Tendering BACs holder. A BACs holder will recognize gain or loss on a sale of BACs pursuant to the Offer equal to the difference between
(i) the BACs holder's "amount realized" on the sale and (ii) the BACs holder's adjusted tax basis in the BACs sold. The "amount realized" with respect to a BAC sold pursuant to the Offer will be a sum equal to the amount of cash received by the BACs holder for the BAC plus the amount of Partnership liabilities allocable to the BAC (as determined under Code Section 752). The amount of a BACs holder's adjusted tax basis in BACs sold pursuant to the Offer will vary depending upon the BACs holder's particular circumstances, and will be affected by allocations of Partnership income, gain or loss, and any historic tax credits to a BACs holder with respect to such BACs. In this regard, tendering BACs holders will be allocated a pro rata share of the Partnership's taxable income or loss with respect to BACs sold pursuant to the Offer through the effective date of the sale.

     Tendering BACs holders who have not utilized passive losses: A BACs holder who sells his or her BACs pursuant to this Offer will receive $530 of proceeds per BAC that may result in a tax loss of approximately $13 per BAC, which loss could be available to reduce income from other sources. In addition, if an individual sells all of his or her BACs, unused passive losses of up to approximately $425 per BAC may be available to offset other income of such BACs holder. Tendering BACs holders who have utilized passive losses: An individual BACs holder who sells his or her BACs pursuant to this Offer, who acquired BACs pursuant to the original offering of BACs by the Partnership and who has utilized all of his passive losses is expected to recognize a tax loss of approximately $13 per BAC.

     In general, the character (as capital or ordinary) of BACs holder's gain or loss on a sale of a BAC pursuant to the Offer will be determined by allocating the BACs holder's amount realized on the sale and his adjusted tax basis in the BACs sold between "Section 751 items," which are "inventory items of the partnership" and "unrealized receivables" (including depreciation recapture) as defined in Code Section 751, and non-Section 751 items. The difference between the portion of the BACs holder's amount realized that is allocable to Section 751 items and the portion of the BACs holder's adjusted tax basis in the BACs sold that is so allocable will be treated as ordinary income or loss, and the difference between the BACs holder's remaining amount realized and adjusted tax basis will be treated as capital gain or loss assuming the BACs were held by the BACs holder as a capital asset. The Purchaser believes that substantially all of any tax loss realized on a sale of BACs pursuant to the Offer will be treated as a capital loss under these rules, although it is possible, because a BACs holder's adjusted tax basis in the BACs sold will be allocated to Section 751 items based on the Partnership's tax basis in these items, that a BACs holder may recognize ordinary income with respect to the portion of the BACs holder's amount realized on the sale of a BAC that is attributable to
Section 751 items while recognizing a capital loss with respect to the balance of the selling price.

     A BACs holder's capital gain (if any) or loss on a sale of BACs pursuant to the Offer will be treated as long-term capital gain or loss if the BACs holder's holding period for the BACs exceeds eighteen months. Under current law, long-term capital gains of individuals and other non-corporate taxpayers are taxed at a maximum marginal federal income tax rate of 20% with respect to assets held more than 18 months (a maximum federal income tax rate of 28% applies to gains with respect to assets held more than one year but less than 18 months), whereas the maximum marginal federal income tax rate for other income of such persons is 39.6%. Capital losses are deductible only to the extent of capital gains, except that non-corporate taxpayers may deduct up to $3,000 of capital losses in excess of the amount of their capital gains against ordinary income. Excess capital losses generally can be carried forward to succeeding years (a corporation's carryforward period is five years and a non-corporate taxpayer can carry forward such losses indefinitely); in addition, corporations, but not non-corporate taxpayers, are allowed to carry back excess capital losses to the three preceding taxable years.

     Under Code Section 469, a non-corporate taxpayer or personal service corporation can deduct passive activity losses in any year only to the extent of such person's passive activity income for such year, and closely held corporations may not offset such losses against so-called "portfolio" income. If a BACs holder is subject to these restrictions and has unused tax losses from prior years, such tax losses will generally become available upon a sale of BACs, provided the BACs holder sells all his BACs. If a BACs holder is unable to sell all his BACs, the deductibility of such losses would continue to be subject to the passive activity loss limitation until the BACs holder sells his remaining BACs. See Section 7 ("Effects of the Offer").

     In certain cases, the transfer of an interest in a partnership from which tax credits were allocated can result in a recapture of the tax credits to the seller (i.e., the seller would be required to pay an additional amount of tax equal to the credit "recaptured"). A disposition by a BACs holder of his entire interest in the Partnership within five years from the date property for which the Historic Tax Credit was claimed was placed in service will trigger a recapture of a portion of the Historic Tax Credits previously claimed by the BACs holder. The Purchaser anticipates that no Historic Tax Credits will be recaptured with respect to BACs acquired in the original offering. The transfer of an interest in an entity that has generated Housing Tax Credits generally results in a recapture of a portion of the Housing Tax Credits. However, an exception to this rule is provided for partnerships with 35 or more partners, such as the Partnership. In order for this rule to be applicable, within a 12-month period at least 50% (in value) of the ownership of the Partnership must remain unchanged. The Purchaser anticipates that, as a result of this rule, the sale of BACs will not cause a recapture of Housing Tax Credits.

     A BACs holder (other than corporations and certain foreign individuals) who tenders BACs may be subject to 31% backup withholding unless the BACs holder provides a taxpayer identification number ("TIN") and certifies that the TIN is correct or properly certifies that he is awaiting a TIN. A BACs holder may avoid backup withholding by properly completing and signing the Letter of Transmittal. If a BACs holder does not properly complete and sign the Letter of Transmittal, thereby failing to make the requisite certifications, the Purchaser will withhold 31% from payments to such BACs holder.

     Gain realized by a foreign BACs holder on a sale of a BAC pursuant to the Offer will be subject to federal income tax. Under Section 1445 of the Code, the transferee of a partnership interest held by a foreign person is generally required to deduct and withhold a tax equal to 10% of the amount realized on the disposition. The Purchaser will withhold 10% of the amount realized by a tendering BACs holder from the Purchase Price payable to such BACs holder unless the BACs holder properly completes and signs the Letter of Transmittal certifying the BACs holder's TIN, that such BACs holder is not a foreign person and the BACs holder's address. Amounts withheld would be creditable against a foreign BACs holder's federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return.

     Consequences to a Non-Tendering BACs holder. The Purchaser does not anticipate that a BACs holder who does not tender his or her BACs will realize any material tax consequences as a result of the election not to tender. The Purchaser has retained two independent law firms which will deliver opinion letters that consummation of the Offer will not result in the Partnership being treated as a publicly-traded partnership for federal income tax purposes. There can be no assurance, however, that the Internal Revenue Service (the "IRS") will agree with the conclusions reached in such opinions. There is no precedent governing whether the Offer will cause the Partnership to be treated as a publicly-traded partnership for federal income tax purposes. If the IRS successfully asserted that the Partnership should be treated as a publicly-traded partnership, investors who are subject to the passive activity loss rules would not be able to use tax losses derived from the Partnership to offset income from sources other than the Partnership prior to the investor's disposition of his entire interest in the Partnership.

     7. Effects of the Offer.

     Certain Restrictions on Transfer of Interests. The Partnership Agreement restricts transfers of BACs if, among other things, such transfer would cause a termination of the Partnership for federal income tax purposes (which termination would occur when BACs that represent 50% or more of the total Partnership capital and profits are transferred within a twelve-month period). Consequently, sales of BACs in the secondary market and in private transactions during the twelve-month period following completion of the Offer may be restricted, and requests for transfers of BACs during such twelve-month period may not be recognized. The Purchaser does not intend to purchase BACs to the extent such purchase would violate the transfer restrictions set forth in the Partnership Agreement. Based on information provided by the Partnership, for the period from July 1, 1996 to July 1, 1997, approximately 1,812 BACs (representing approximately 2.5% of the outstanding BACs) were transferred. Therefore, the Purchaser does not believe the number of BACs sought in the Offer will violate the Transfer Restrictions.

     Effect on Trading Market; Registration Under Section 12(g) of the Exchange Act. If a substantial number of BACs are purchased pursuant to the Offer, the result will be a reduction in the number of BACs holders. In the case of certain kinds of equity securities like the BACs, a reduction in the number of securityholders might be expected to result in a reduction in the liquidity and volume of activity in the trading market for the security. The Form 10-K states: "Neither the BACs nor the Limited Partnership Interests are traded on any established trading market. The Partnership does not intend to include the BACs for quotation on NASDAQ or for listing on any national or regional stock exchange or any other established securities market." Therefore, the Purchaser does not believe a reduction in the number of BACs holders will materially further restrict the BACs holders' ability to find purchasers for their BACs through secondary market transactions.

     Partnership Profiles, Inc., which publishes the Partnership Spectrum, tracks recent trades in certain limited partnership interests. The most recent issue of the Partnership Spectrum (March/April 1997) in which trades in the BACs were reported indicates that 82 BACs traded in the period from February 1, 1997 through March 31, 1997 at per BAC prices between $564 and $575, exclusive of commissions and transfer costs, with a weighted average of $570.74 per BAC.

     The BACs currently are registered under Section 12(g) of the Exchange Act, which means, among other things, that the Partnership is required to file periodic reports with the Commission and to comply with the Commission's proxy rules. The Purchaser does not expect or intend that consummation of the Offer will cause the BACs to cease to be registered under Section 12(g) of the Exchange Act. If the BACs were to be held by fewer than 300 persons, the Partnership could apply to de-register the BACs under the Exchange Act. Because the BACs are widely held, however, the Purchaser expects that even if it purchases the maximum number of BACs in the Offer, the BACs will continue to be held of record by substantially more than 300 persons.

     Influence over All BACs Holder Voting Decisions by Purchaser. Pursuant to the Partnership Agreement, the Purchaser, through the Assignor Limited Partner, will have the right to vote each BAC purchased by it pursuant to the Offer. If the Purchaser is successful in acquiring a significant number of BACs pursuant to the Offer, the Purchaser could, subject to the Standstill Agreement, be in a position to significantly influence all Partnership decisions on which BACs holders, through the Assignor Limited Partner, and Limited Partners, collectively, may vote. If the maximum number of BACs sought by the Purchaser is tendered and accepted for payment pursuant to the Offer, the Purchaser will own approximately 25% of the outstanding BACs. After the Standstill Expiration Date, the ownership of tendered BACs by the Purchaser could effectively (i) prevent non-tendering BACs holders from taking actions they desire but that the Purchaser opposes and (ii) enable the Purchaser to take actions desired by it but opposed by non-tendering BACs holders. Generally, under the Partnership Agreement, holders of more than 50% of the Limited Partnership Interests and BACs (which represent Limited Partnership Interests) are entitled, directly or through the Assignor Limited Partner, as the case may be, to take action with respect to a variety of matters, including: approving the removal of any General Partner and proposing and approving a replacement therefor; approving the dissolution of the Partnership; approving or disapproving the sale of all or substantially all of the assets of the Partnership; and most types of amendments to the Partnership Agreement. No such votes have, however, ever been taken and the General Partner affiliated with the Purchaser has indicated that none are presently scheduled or expected. Although the Purchaser does not have any current plans or intentions with regard to any of these matters, it will, following the Standstill Expiration Date, vote the BACs acquired pursuant to the Offer in its interest, which may, or may not, be in the best interest of non-tendering BACs holders. Until the Standstill Expiration Date, the Purchaser has agreed to vote its BACs in the same manner as a majority of all voting BACs holders; provided, however, the Purchaser shall be entitled to vote its BACs as it determines with regard to any proposal (i) to remove RFA as a general partner of the Partnership or (ii) concerning the reduction of any fees, profits, distributions or allocations for the benefit of RFA or its affiliates.

     It is likely that the Purchaser, which is affiliated with RFA (a General Partner), will vote all of its BACs to continue RFA as a general partner of the Partnership and in a manner that is otherwise consistent with the decisions and recommendations of RFA, including as they relate to matters involving transactions between the Partnership and affiliates of the Purchaser. Therefore, the Purchaser's acquisition of BACs may have the effect of making any future change of the Partnership's policies and/or current management more difficult.

     8. Purpose of the Offer; Future Plans.

     Purpose of the Offer. The purpose of the Offer is to enable the Purchaser to acquire a significant interest in the Partnership for investment purposes based on its expectation that the Partnership will continue to generate Tax Credits and tax losses attributable to the BACs. The Purchaser intends to sell membership interests in the Purchaser to third parties with a need for Tax Credits and/or tax losses. The aggregate sales price of the Purchaser's membership interests to third parties will be equal to the aggregate purchase price for the tendered BACs and all other securities tendered to the Purchaser pursuant to other tender offers, plus the Purchaser's expenses in conducting and consummating the Offer, its other tender offers, and financing the purchase of the tendered securities (including, without limitation, the BACs). Neither the Purchaser nor its current members will derive a profit from the sale of the Purchaser's membership interests.

     Another purpose of the Offer is to allow BACs holders who have a current or anticipated need or desire for liquidity to sell their BACs. An additional purpose of the Offer is to establish a standard against which any subsequent tender offers for BACs can be judged.

     The Purchaser does not currently intend to make any effort to change current management or the operation of the Partnership nor does it have any current plans or intentions for any extraordinary transaction involving the Partnership. However, the Purchaser's plans with respect to its investment in the BACs could change at any time in the future. If such plans with respect to the Partnership change in the future, the ability of the Purchaser to influence actions on which BACs holders (through the Assignor Limited Partner) have a right to vote will depend on the BACs holders' response to the Offer (i.e., the number of BACs tendered). If the Purchaser acquires only a small number of BACs pursuant to the Offer, it will not be in a position to influence matters over which BACs holders have a right to vote. Conversely, if the maximum number of BACs sought are tendered and accepted for payment pursuant to the Offer, the Purchaser will own approximately 25% of the issued and outstanding BACs and, as a result, will, subject to the Standstill Agreement, be in a position to exert significant influence over matters on which BACs holders (through the Assignor Limited Partner) have a right to vote. The purchase of the BACs will allow the Purchaser to benefit from any of the following: (a) any and all Tax Credits and tax losses attributable to such BACs; (b) any cash distributions from Partnership operations in the ordinary course of business; (c) distributions, if any, of net proceeds from the sale of any Properties after the Partnership has satisfied its liabilities; and (d) any distributions of net proceeds from the dissolution of the Partnership.

     Future Plans. Following the completion of the Offer and subject to the terms of the Standstill Agreement, the Purchaser and its affiliates may acquire additional BACs. Any such acquisition may be made through private purchases, through one or more future tender offers or by any other means deemed advisable, and may be at prices higher or lower than the price to be paid for the BACs purchased pursuant to the Offer. Additionally, the Purchaser intends to sell membership interests in the Purchaser to third parties with a need for Tax Credits and/or tax losses. The aggregate sales price of the Purchaser's membership interests to third parties will be equal to the aggregate purchase price for the tendered BACs and all other securities tendered to the Purchaser pursuant to other tender offers, plus the Purchaser's expenses in conducting and consummating the Offer, its other tender offers, and financing the purchase of the tendered securities (including, without limitation, the BACs). Neither the Purchaser nor its current members will derive a profit from the sale of the Purchaser's membership interests. Affiliates of the Purchaser expect to arrange the sale of membership interests of the Purchaser to third parties upon conclusion of the Offer in order to earn fees for structuring this transaction, arranging the sale and performing certain services for the Purchaser during the period in which the Purchaser owns the tendered BACs. These fees will be, in part, dependent on the amount third parties are willing to pay for membership interests in excess of the Purchase Price per BAC and the amount of membership interests sold. There can be no assurance, however, that any membership interests in the Purchaser will be sold or at what price.

     Pursuant to the Standstill Agreement (a copy of which has been filed as Exhibit (c)(1) to the Purchaser's Tender Offer Statement on Schedule 14D-1 filed with the Commission on August 27, 1997), the Purchaser agreed that, prior to the Standstill Expiration Date, it will not and it will cause certain affiliates not to (i) acquire, attempt to acquire or make a proposal to acquire, directly or indirectly, more than 45% (including BACs acquired through all other means) of the outstanding BACs, (ii) seek to propose to enter into, directly or indirectly, any merger, consolidation, business combination, sale or acquisition of assets, liquidation, dissolution or other similar transaction involving the Partnership, (iii) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" or "consents" (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote any voting securities of the Partnership, (iv) form, join or otherwise participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of the Partnership, except that those affiliates bound by the Standstill Agreement will not be deemed to have violated it and formed a "group" solely by acting in accordance with the Standstill Agreement, (v) disclose in writing to any third party any intention, plan or arrangement inconsistent with the terms of the Standstill Agreement, or
(vi) loan money to, advise, assist or encourage any person in connection with any action inconsistent with the terms of the Standstill Agreement. In addition, the Purchaser has agreed that until the Standstill Expiration Date it will not sell any BACs acquired by it unless the buyer of such BACs agrees to be bound by the Standstill Agreement; provided, however, the Purchaser may make transfers in the secondary market to any purchaser which represents that following such sale it will not own three (3%) percent or more of the BACs outstanding. By the terms of the Standstill Agreement, the Purchaser has also agreed to vote its BACs in the same manner as a majority of all voting BACs holders; provided, however, the Purchaser is entitled to vote its BACs as it determines with regard to any proposal (i) to remove RFA as a general partner of the Partnership or (ii) concerning the reduction of any fees, profits, distributions or allocations for the benefit of RFA or its affiliates.

     9. Certain Information Concerning the Partnership.

     Information included herein concerning the Partnership is derived from the Partnership and its publicly-filed reports. Additional financial and other information concerning the Partnership is contained in the Partnership's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Commission. Such reports and other documents may be examined and copies may be obtained from the public reference facilities maintained at the principal offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at the Commission's World Wide Web site at http://www.sec.gov. Copies should be available by mail upon payment of the Commission's customary charges by writing to the Commission's principal offices at 450 Fifth Street, N.W., Washington, D.C. 20549. The Purchaser disclaims any responsibility for the information included in such reports and extracted in this Offer to Purchase.

     The Partnership's Assets and Business

     The Partnership is a limited partnership formed in 1989, under the laws of the State of Delaware. Its principal executive offices are located at 625 Madison Avenue, New York, New York 10022. Its telephone number is (212) 421-5333. The Partnership's fiscal year ends March 31st.

     The Partnership was formed to invest, as a limited partner, in other limited partnerships (referred to herein as "Local Partnerships" or "Subsidiary Partnerships") each of which owns one or more leveraged low-income multifamily residential complexes ("Apartment Complexes") that are eligible for the low-income housing tax credit ("Housing Tax Credit") enacted in the Tax Reform Act of 1986, some of which are eligible for the historic rehabilitation tax credit ("Historic Rehabilitation Tax Credit"). Some of the Apartment Complexes benefit from one or more other forms of federal or state housing assistance. The Partnership's investment in each Local Partnership represents from 98% to 99% of the partnership interests in the Local Partnership. According to the Form 10-Q, as of June 30, 1997, the Partnership had acquired an interest in 42 Local Partnerships. The Partnership does not anticipate making any additional investments.

     Freedom SLP L.P. ("Freedom SLP") is the special limited partner in all 42 Local Partnerships and is an affiliate of each General Partner of the Partnership. Freedom SLP has certain rights and obligations in its role as special limited partner which permit Freedom SLP to execute control over the management and policies of the Local Partnerships.

     According to the Form 10-K, the stated investment objectives of the Partnership are to:

     1. Entitle qualified BACs holders to Housing Tax Credits over the Credit Period (as defined below) with respect to each Apartment Complex;

     2. Preserve and protect the Partnership's capital;

     3. Participate in any capital appreciation in value of the Apartment Complexes and provide distributions of sale or refinancing proceeds upon the disposition of the Apartment Complexes; and

     4. Allocate passive losses to individual BACs holders to offset passive income that they may realize from rental real estate investments and other passive activities, and allocate passive losses to corporate BACs holders to offset business income.

     According to the Form 10-K, one of the Partnership's objectives is to entitle qualified BACs holders to Housing Tax Credits over the period of the Partnership's entitlement to claim such Tax Credits (for each Apartment Complex, generally ten years from the date of investment or, if later, the date the Apartment Complex is placed in service; referred to herein as the "Credit Period"). Each of the Local Partnerships in which the Partnership has acquired an interest has been allocated by the relevant state credit agency the authority to recognize Housing Tax Credits during the Credit Period provided that the Local Partnership satisfies the rent restriction, minimum set-aside and other requirements for recognition of the Housing Tax Credits at all times during such period. Once a Local Partnership has become eligible to recognize Housing Tax Credits, it may lose such eligibility and suffer an event of "recapture" if its property fails to remain in compliance with the Housing Tax Credit requirements. According to the Form 10-K, none of the Local Partnerships in which the Partnership has acquired an interest has suffered an event of recapture.

     According to the Form 10-K, the Partnership continues to meet its primary objective of generating Housing Tax Credits. Housing Tax Credits are generated by an Apartment Complex over a ten-year period commencing as each Apartment Complex is leased to qualified tenants. According to the Form 10-K, during the years ended March 31, 1997, 1996 and 1995, the Housing Tax Credits received by the Partnership totaled $11,208,966, $11,208,869, and $11,208,869, respectively. According to the Form 10-K there were no Historic Tax Credits received in the years ended March 31, 1997, 1996 and 1995.

     According to the Form 10-K, as of March 31, 1997, there can be no assurance that the Partnership will achieve its investment objectives as described above.

     According to the Form 10-K, the Partnership holds a 99%, 98.99% and 98% limited partnership interest in nine, 10 and 23 Local Partnerships, respectively. Attached to this Offer to Purchase as Schedule II is a schedule of these Local Partnerships (the "Local Partnership Schedule"), including certain information concerning their respective Apartment Complexes. Attached to this Offer to Purchase as Schedule III is additional information concerning these Local Partnerships and their Apartment Complexes, including information relating to mortgage encumbrances and accumulated depreciation. The information set forth in Schedules II and III repeats information set forth in the Form 10-K.

     According to the Form 10-K, the General Partners have generally required in connection with investments in development-stage Apartment Complexes that the general partners of the Local Partnerships (the "Local General Partners") provide completion guarantees and/or undertake to repurchase the Partnership's interest in the Local Partnership if construction or rehabilitation is not completed substantially on time or on budget ("Development Deficit Guarantees"). The Development Deficit Guarantees have expired since the properties are no longer under construction and are in the operating stage. The Development Deficit Guarantees have generally also required the Local General Partner to provide any funds necessary to cover net operating deficits of the Local Partnership until such time as the Apartment Complex has achieved break-even operations. In addition, the General Partners have generally required that the Local General Partners undertake an obligation to fund operating deficits of the Local Partnership (up to a stated maximum amount) during a limited period of time (typically three to five years) following the achievement of break-even operations ("Operating Deficit Guarantees"). Under the terms of the Development and Operating Deficit Guarantees, amounts funded will be treated as operating loans which will not bear interest and which will be repaid only out of 50% of available cash flow or out of available net sale or refinancing proceeds. In cases where the General Partners deem it appropriate, the obligations of a Local General Partner under the Development Deficit and/or Operating Deficit Guarantees are secured by letters of credit and/or cash escrow deposits. See "Liquidity and Capital Resources" below.

     According to the Form 10-K, all leases at the Properties are generally for periods not exceeding one to two years and no tenant occupies more than 10% of the rentable square footage.

     Rent from commercial tenants (to which average rental per square foot applies) comprise less than 5% of the rental revenues of the Partnership. Rents for the residential units are determined annually by HUD and reflect increases in consumer price indexes in various geographic areas.

     According to the Form 10-K, management of the Partnership continuously reviews the physical state of the properties and budgets improvements when required, which are generally funded from cash flow from operations or release of replacement reserve escrows. No improvements are expected to require additional financing.

     According to the Form 10-K, management of the Partnership continuously reviews the insurance coverage of the properties and believes such coverage is adequate.

     Real estate taxes are calculated using rates and assessed valuations determined by the township or city in which the property is located. Such taxes have approximated 1% of the aggregate cost of the Apartment Complexes.

     Selected Financial Data. Set forth below is a summary of certain financial data for the Partnership which has been excerpted from the Form 10-K and the Form 10-Q. More comprehensive financial and other information is included in such reports and other documents filed by the Partnership with the Commission, and the following summary is qualified in its entirety by reference to such reports and other documents and all the financial information and related notes contained therein.

                           Statements of Operations
               For the Three Months Ended June 30, 1997 and 1996


                                                                  Three Months Ended June 30,
                                                                --------------------------------
                                                                      1997               1996
                                                                ----------------   -------------
Revenue:
  Rental income .............................................    $  3,047,493       $  2,946,970
  Other .....................................................         313,940            307,231
                                                                 ------------       ------------
    Total Revenue ...........................................       3,361,433          3,254,201
                                                                 ------------       ------------
Expenses:
  General and administrative ................................         567,896            554,777
  General and administrative-related parties ................         380,479            241,668
  Operating and other .......................................         338,643            331,502
  Repairs and maintenance ...................................         453,658            471,133
  Real estate taxes .........................................         232,552            229,863
  Insurance .................................................         112,913            121,944
  Financial, principally interest ...........................       1,229,866          1,223,024
  Depreciation and amortization .............................       1,335,262          1,367,659
                                                                 ------------       ------------
    Total Expenses ..........................................       4,651,269          4,541,570
                                                                 ------------       ------------
Loss before minority interest ...............................      (1,289,836)        (1,287,369)
Minority interest in loss of subsidiary partnerships ........          14,498             15,458
                                                                 ------------       ------------
Loss before extraordinary item ..............................
Net loss ....................................................    $ (1,275,338)      $ (1,271,911)
                                                                 ============       ============
Net loss--limited partners ..................................    $ (1,262,585)      $ (1,259,192)
                                                                 ============       ============
Number of BACs outstanding ..................................          72,896             72,896
                                                                 ============       ============
Net loss per BAC ............................................    $     (17.32)      $     (17.27)
                                                                 ============       ============

                        Summary Selected Financial Data


                                                              For the Years Ended March 31,
                                   ------------------------------------------------------------------------------------
OPERATIONS                              1997             1996             1995             1994             1993
---------------------------------- ---------------- ---------------- ---------------- ---------------- ----------------
Revenues .........................  $ 13,270,634     $ 12,999,861     $ 12,714,134     $ 12,743,936     $ 10,324,655
Expenses .........................    18,666,634       18,120,329       17,520,409       17,309,022       16,114,022
                                    ------------     ------------     ------------     ------------     ------------
Loss before minority interest ....    (5,396,000)      (5,120,468)      (4,806,275)      (4,565,086)      (5,789,367)
Minority interest ................        59,470           58,131           50,461           56,776           15,292
                                    ------------     ------------     ------------     ------------     ------------
Loss before extraordinary item        (5,336,530)      (5,062,337)      (4,755,814)      (4,508,310)      (5,774,075)
Extraordinary item--forgiveness
 of indebtedness .................        87,262                0                0                0                0
                                    ------------     ------------     ------------     ------------     ------------
Net loss .........................  $ (5,249,268)    $ (5,062,337)    $ (4,755,814)    $ (4,508,310)    $ (5,774,075)
                                    ============     ============     ============     ============     ============
Per BAC:
  Loss before extraordinary
   item ..........................  $     (72.48)    $     (68.75)    $     (64.59)    $     (61.23)    $     (78.01)
  Extraordinary item .............          1.19             0.00             0.00             0.00             0.00
                                    ------------     ------------     ------------     ------------     ------------
  Net loss .......................  $     (71.29)    $     (68.75)    $     (64.59)    $     (61.23)    $     (78.01)
                                    ============     ============     ============     ============     ============

                                                                         March 31,
                                    -----------------------------------------------------------------------------------
FINANCIAL POSITION                      1997             1996             1995             1994             1993
---------------------------------   -------------    ------------     ------------     ------------     ------------

Total assets .....................  $122,394,464     $127,623,516     $133,237,559     $138,872,814     $147,981,833
                                    ============     ============     ============     ============     ============
Mortgage notes payable ...........    71,673,532       72,249,613       73,019,371       73,518,550       74,330,267
                                    ============     ============     ============     ============     ============
Construction notes payable .......             0                0                0                0          298,963
                                    ============     ============     ============     ============     ============
Total liabilities ................  $ 79,120,739     $ 79,110,848     $ 79,311,502     $ 79,988,589     $ 84,723,765
                                    ============     ============     ============     ============     ============
Total partners' capital ..........  $ 35,327,274     $ 40,582,160     $ 45,631,256     $ 50,389,210     $ 54,897,520
                                    ============     ============     ============     ============     ============

     According to the Form 10-K, during the year ended March 31, 1993, the Partnership was in the property acquisition stage, with approximately $15,000,000 expended for construction in progress and property and equipment. In addition, the Subsidiary Partnerships borrowed approximately $45,000,000 during the year ended March 31, 1993. From March 31, 1992 to March 31, 1993, the majority of the construction notes were converted to mortgage notes. During the years ended March 31, 1993 through March 31, 1997, total assets decreased primarily due to depreciation, partially offset by new additions to property and equipment. Mortgage notes payable decreased primarily due to principal repayments of mortgages.

Cash Distribution

     According to the Form 10-K, the Partnership has made no distributions to the BACs holders as of March 31, 1997.

Liquidity and Capital Resources

     According to the Form 10-Q, the Partnership's primary source of funds includes (i) the proceeds of its public offering that terminated during August 1991, (ii) working capital reserves and interest earned thereon and (iii) distributions received from the Local Partnerships.

     According to the Form 10-Q, cash and cash equivalents of the Partnership and its 42 consolidated Subsidiary Partnerships decreased approximately $672,000 during the three months ended June 30, 1997 primarily as a result of cash used in operating activities of $421,000; improvements to property and equipment of $64,000; an increase in marketable securities of $40,000; and repayments of mortgage loans of $137,000. Included in the adjustments to reconcile the net loss to cash used in operating activities is depreciation and amortization of $1,335,000.

     According to the Form 10-Q, the Partnership has working capital reserves of approximately $560,000 as of June 30, 1997.

     According to the Form 10-K, the Partnership has negotiated Operating Deficit Guaranty Agreements with all Local Partnerships, pursuant to which the Local General Partners have agreed to fund operating deficits for a specified period of time, commencing on the break-even date. According to the Form 10-K, the aggregate of the Operating Deficit Guarantees was approximately $9,500,000 of which approximately $8,400,000 had expired as of March 31, 1997. As of March 31, 1997, 1996, and 1995, approximately $494,000, $494,000, and $384,000, respectively, had been funded by the Local General Partners to meet such obligations.

     According to the Form 10-Q, distributions received from the Local Partnerships were $3,000 and $113,000 during the three months ended June 30, 1997 and 1996, respectively. Management of the Partnership does not expect that the cash distributions from the Local Partnerships will reach a level sufficient to permit cash distributions to BACs holders. These distributions, as well as the working capital reserves referred to above, will be used to meet the operating expenses of the Partnership.

Results of Operations of a Certain Local Partnership

Eagle Ridge Limited Partnership

     According to the Form10-K, Eagle Ridge Limited Partnership ("Eagle Ridge") has entered into a Forbearance Agreement with Wisconsin Housing and Economic Development Authority ("WHEDA") as a result of Eagle Ridge's failure to pay all the required installment payments under the mortgage note. Under the terms of the agreement, WHEDA has agreed to temporarily forego the enforcement of its rights and remedies against Eagle Ridge through December 31, 1998 and to continue to extend Eagle Ridge financing provided that Eagle Ridge complies with certain conditions. The conditions of the agreement consist of, but are not limited to: (1) monthly payments of escrow and reserve deposits, (2) monthly payments of principal and interest limited to the lower of 100% of net operating income ("NOI") or 5% of the regularly scheduled monthly note payment (base payment), (3) 75% of the monthly NOI in excess of the base payment for principal and interest and (4) the remaining 25% of NOI in excess of the base payment is to be paid as an incentive management to the management agent.

     According to the Form 10-K, the Partnership's investment in Eagle Ridge at March 31, 1997 and 1996 was approximately $278,000 and $414,000, respectively, and the minority interest balance was approximately $163,000 and $92,000, respectively. The Partnership's share of Eagle Ridge's net loss amounted to approximately $137,000, $174,000 and $155,000 for the years ended March 31, 1997, 1996 and 1995, respectively.

Other

     According to the Form 10-K, the Partnership's investment as a limited partner in the Local Partnerships is subject to the risks incident to the management and ownership of improved real estate. The Partnership's investments also could be adversely affected by poor economic conditions generally, which could increase vacancy levels, rental payment defaults and operating expenses, any or all of which could threaten the financial viability of one or more of the Local Partnerships.

     According to the Form 10-K, there also are substantial risks associated with the operation of Apartment Complexes receiving government assistance. These risks stem from governmental regulations concerning tenant eligibility, which may make it more difficult to rent apartments in the complexes; difficulties in obtaining government approval for rent increases; limitations on the percentage of income which low- and moderate-income tenants may pay as rent; the possibility that Congress may not appropriate funds to enable HUD to make the rental assistance payments it has contracted to make; and that when the rental assistance contracts expire there may not be market demand for apartments at full market rents in a Local Partnership's Apartment Complex.

     According to the Form 10-K, the Local Partnerships are impacted by inflation in several ways. Inflation allows for increases in rental rates generally to reflect the impact of higher operating and replacement costs. Inflation also affects the Local Partnerships adversely by increasing operating costs, such as fuel, utilities and labor. However, continued inflation may result in appreciated values of the Local Partnerships' Apartment Complexes over a period of time as rental revenues and replacement costs continue to increase.

The Partnership Agreement

     The General Partners of the Partnership are RFA and Freedom GP Inc. ("Freedom GP"). The General Partners and their affiliates have received or will receive certain types of compensation, fees or other distributions in con-nection with the operations of the Partnership. The arrangements for payment of compensation and fees set forth in the Partnership Agreement were not determined in arm's-length negotiations with the Partnership.

     Pursuant to the Partnership Agreement, the General Partners are entitled to a fee (the "Partnership Management Fee") for their services in connection with the administration of the affairs of the Partnership (including, without limitation, coordination of communications between the Partnership and BACs holders and with the Local Partnerships). The Partnership Management Fee is payable annually and is determined by the General Partners based on their review of the Partnership's investments, up to a maximum of 0.5% of the Partnership's Invested Assets (as defined below); provided, however, the Partnership Management Fee is a minimum of $2,500 per $1 million of Invested Assets up to Invested Assets of $20 million and $5,000 per $1 million of Invested Assets above $20 million to $100 million. "Invested Assets" means the purchase price paid upon the acquisition by the Partnership of properties and interests in Local Partnerships, including (i) the total of all fees and commissions paid in connection with the selection or purchase by the Partnership or Local Partnerships of properties or interests in Local Partnerships, and (ii) the amount of all liens and mortgages on properties acquired by the Partnership. For the three months ended June 30, 1997 and the three years ended March 31, 1997, 1996 and 1995, the General Partners earned aggregate Partnership Management Fees of $169,000, $676,000, $400,000 and $241,163, respectively.

     According to the Partnership Agreement, the General Partners are also entitled to receive a disposition fee (the "Disposition Fee") for services rendered in connection with the sale of a property or the sale of the Partnership's interest in a Local Partnership. Payment of such fee shall be subordinated to the return to Limited Partners and BACs holders of their capital contribution and other items as set forth in the Partnership Agreement. Each Disposition Fee is equal to the lesser of one-half the competitive real estate commission or 3% of the sale price in respect of any such sale (including the principal amount of any mortgage loans and any related seller financing with respect to a property to which such sale is subject). In no event, however, shall the Disposition Fee and all other fees payable to the General Partners and any of their affiliates and any unrelated parties arising out of any given sale exceed in the aggregate the lesser of the competitive rate or 6% of the gross proceeds from such sale. For the three months ended June 30, 1997 and the three years ended March 31, 1997, 1996 and 1995, the General Partners did not earn any Disposition Fee.

     Freedom GP and Related Freedom Associates Inc., a general partner of RFA, serve as the co-general partners of Freedom SLP. Freedom SLP, as special limited partner of the Local Partnerships, earned a fee (the "Local Administrative Fee") of $17,000, $67,503, $65,683 and $66,150 from the Local Partnerships for the three months ended June 30, 1997 and the three years ended March 31, 1997, 1996 and 1995, respectively. Freedom SLP is entitled to receive up to $2,500 per year as a Local Administrative Fee from each Local Partnership of which it is a special limited partner, but the sum of the aggregate Local Administrative Fee and the Partnership Management Fee for any year shall not exceed 0.5% of Invested Assets.

     RFA and Freedom GP, as General Partners, and their respective officers and directors, are each entitled to indemnification under certain circumstances from the Partnership pursuant to provisions of the Partnership Agreement. Generally, the General Partners are also entitled to reimbursement of expenditures made on behalf of the Partnership. An affiliate of the General Partners performs asset monitoring services for the Partnership. These services include site visits and evaluations of the Local Partnerships' performance. For the three months ended June 30, 1997 and the three years ended March 31, 1997, 1996 and 1995, the Partnership incurred, in the aggregate, $57,563, $143,694, $125,835 and $127,756, respectively, to the General Partners and their affiliates as reimbursement of expenditures and asset monitoring made on behalf of the Partnership.

     In addition, under the terms of the Partnership Agreement, upon the removal of the General Partners by the Limited Partners or upon the occurrence of a "Removal Event", as defined below, the General Partners may be entitled to receive a fee, which will be payable with interest over a five-year period and may be secured by the assets of the Partnership. The amount of such fee shall be the fair market value of the removed General Partner's interest, which amount could be substantial. The Partnership Agreement deems a "Removal Event" to have occurred if the business of the Partnership is continued after the bankruptcy, death, adjudication of incompetence or removal of a General Partner (subject to certain exceptions pursuant to the Partnership Agreement). A majority in interest of the Limited Partners may approve the removal of any General Partner without the concurrence of any General Partner at a meeting of the Partnership.

     10. Certain Information Concerning the Purchaser.


     The Purchaser was organized for the purpose of acquiring the BACs pursuant to the Offer. The principal executive office of the Purchaser is at 625 Madison Avenue, New York, New York 10022. The managing member of the Purchaser (the "Managing Member") is Lehigh Tax Credit Partners, Inc., a Delaware corporation. Since its inception, the directors of the Managing Member have been J. Michael Fried, Stuart J. Boesky and Alan P. Hirmes. The business address for each of Messrs. Fried, Boesky and Hirmes is 625 Madison Avenue, New York, New York 10022.

     For certain information concerning the executive officers and directors of the Managing Member, see Schedule I to this Offer to Purchase. The persons set forth on Schedule I, who effectively control the Purchaser, are also officers of RFA, one of the two General Partners of the Partnership. Therefore, the Purchaser and RFA, subject to its fiduciary duties, may have a conflict of interest with respect to certain matters involving BACs holders, Limited Partners and/or the Partnership. This potential conflict of interest, however, may be mitigated because Section 5.1 of the Partnership Agreement provides that all decisions with respect to the management of the Partnership and its affairs shall be made only with the consent of both of the General Partners. As a result, RFA does not unilaterally control the Partnership.

     Except as otherwise set forth in this Offer to Purchase or Schedule I hereto, (1) neither the Purchaser, the Managing Member and, to the best of the Purchaser's knowledge, the persons listed on Schedule I, nor any affiliate of the foregoing beneficially owns or has a right to acquire any BACs, (2) neither the Purchaser, the Managing Member and, to the best of the Purchaser's knowledge, the persons listed on Schedule I, nor any affiliate thereof or director, executive officer or subsidiary of the Managing Member has effected any transaction in the BACs within the past 60 days, (3) neither the Purchaser, the Managing Member and, to the best of the Purchaser's knowledge, any of the persons listed on Schedule I, nor any director or executive officer of the Managing Member has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, (4) there have been no transactions or business relationships which would be required to be disclosed under the rules and regulations of the Commission between any of the Purchaser, the Managing Member, or, to the best of the Purchaser's knowledge, the persons listed on Schedule I, on the one hand, and the Partnership or its affiliates, on the other hand, and (5) there have been no contracts, negotiations or transactions between the Purchaser, the Managing Member or, to the best of the Purchaser's knowledge, the persons listed on Schedule I, on the one hand, and the Partnership or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

     The Purchaser owns 189 BACs, which represents less than 1% of the number of BACs outstanding as reported in the Form 10-K (the most recently available filing containing such information). The Purchaser effected three secondary market transactions, each effective as of March 1, 1997, to acquire a total of 169 BACs at a price per BAC of approximately $546.20, not including commissions. Also, effective as of March 1, 1997, the Purchaser effected a private transaction and acquired an additional 20 BACs at a price per BAC of $588. The Purchaser was referred to that selling BACs holder by its affiliate, Related Capital Company, which received a telephone call from such party requesting information with respect to persons that may be interested in purchasing BACs. The Purchaser did not solicit the selling BACs holders.

     11. Background Of The Offer.

     The purpose of the Offer is to enable the Purchaser to acquire a significant interest in the Partnership for investment purposes based on its expectation that the Partnership will continue generate Tax Credits and tax losses attributable to the BACs. The Purchaser intends to sell membership interests in the Purchaser to third parties with a need for Tax Credits and/or tax losses. The aggregate sales price of the Purchaser's membership interests to third parties will be equal to the aggregate Purchase Price for the tendered BACs plus the Purchaser's expenses in conducting and consummating the Offer and financing the purchase of the tendered BACs. Neither the Purchaser nor its current members will derive a profit from the sale of the Purchaser's membership interests.

     The Purchaser has commenced other tender offers for the securities of affiliated partnerships and expects to commence additional tender offers in the future. In connection with a tender offer commenced on April 10, 1997 by the Purchaser and the settlement of matters relating to such tender offer, the Purchaser entered into an agreement with Everest Properties, Inc. ("Everest"), dated April 23, 1997 (the "Everest Agreement", a copy of which has been filed as Exhibit (c)(2) to the Purchaser's Tender Offer Statement on
Schedule 14D-1 filed with the Commission on August 27, 1997). Pursuant to the Everest Agreement, the Purchaser granted to Everest, among other things, an option to purchase up to 25% of the BACs tendered in the Offer on the same terms and conditions as the Purchaser's purchase of BACs (the "Everest Option"). In consideration of the foregoing, Everest agreed, among other things, that neither it nor any of its affiliates will, directly or indirectly:
(i) in any manner, including, without limitation, by tender offer (whether or not pursuant to a filing made with the Commission), acquire, attempt to acquire or make a proposal to acquire, directly or indirectly, any securities of the Partnership, except for (a) the BACs it acquires pursuant to the Everest Option and (b) purchases of de minimis amounts of securities in the secondary market at the prevailing secondary market price (it being understood that the purchaser of such de minimis amounts of securities shall be bound by the terms and conditions of the Everest Agreement); (ii) seek or propose to enter into, directly or indirectly, any merger, consolidation, business combination, sale or acquisition of assets, liquidation, dissolution or other similar transaction involving the Partnership; (iii) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" or "consents" (as such terms are used in the proxy rules of the Commission) to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of the Partnership; (iv) form, join or otherwise participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of the Partnership; (v) disclose in writing to any third party any intention, plan or arrangement inconsistent with the terms of the Everest Agreement; or (vi) loan money to, advise, assist or encourage any person in connection with any action inconsistent with the terms of the Everest Agreement. The foregoing restrictions shall continue in full force and effect forever, in perpetuity, with respect to the securities of the Partnership unless the Purchaser fails to perform its obligations under the Everest Agreement. The foregoing description of the Everest Agreement is subject to and qualified in its entirety by reference to such agreement, which agreement is incorporated herein by reference.

     The Purchaser and RFA are effectively controlled by the same persons. Therefore, the Purchaser and RFA, subject to its fiduciary duties, may have a conflict of interest with respect to certain matters involving BACs holders, Limited Partners and/or the Partnership. In June 1997 and July 1997, representatives of the Purchaser had discussions with representatives of Freedom GP, the general partner of the Partnership which is not affiliated with the Purchaser, in order to discuss the Offer. These discussions resulted in the Purchaser entering into the Standstill Agreement.

     The Partnership expressed concern that consummation of the Offer would cause it to be classified as a "publicly-traded partnership" (a "PTP") for federal income tax purposes and, therefore, suffer adverse tax consequences. To address this concern, the Purchaser agreed to retain two independent law firms to deliver legal opinions to the Partnership that consummation of the Offer will not result in it being treated as a PTP.

     The Purchaser requested that the Partnership mail this Offer to Purchase, the related Letter of Transmittal and other relevant material. On August 27, 1997, the Purchaser was notified that such materials were mailed at the Purchaser's expense and the Offer was commenced.

     12. Source Of Funds.

     The Purchaser expects that approximately $9,659,000 (exclusive of fees and expenses) would be required to purchase all of the BACs sought pursuant to the Offer, if tendered. Other than BACs purchased by Everest pursuant to the Everest Option, if any, the Purchaser presently contemplates that it will borrow all of such funds from one of its members pursuant to a promissory note dated as of August 26, 1997 (a copy of which has been filed as Exhibit (b)(1) to the Purchaser's Tender Offer Statement on Schedule 14D-1 filed on August 27,
1997), containing substantially the same terms and conditions that such member borrows such funds under an existing credit facility it has available to it with BankBoston, National Association (formerly known as The First National Bank of Boston ("BankBoston")) and Fleet National Bank (the "Lenders"). Alternatively, if the Purchaser has completed its contemplated sale of membership interests to third parties with a need for the Tax Credits and/or tax losses attributable to the BACs, the Purchaser may obtain the funds required to purchase the BACs pursuant to the Offer from capital contributions from its members.

     The existing credit agreement is among the Lenders and RCC Credit Facility, L.L.C., Related Capital Company and The Related Companies, L.P. The stated interest rate is the "Base Rate" (as publicly announced by BankBoston, from time to time) plus 0.5%, which is presently equal to 9.0% per annum, or, at the election of RCC Credit Facility, L.L.C., the "Euro Loan Rate" plus 2.375%. All of the BACs tendered pursuant to the Offer and all of the Purchaser's membership interests will be pledged to the Lenders to secure the loan. Additionally, Related Capital Company will guarantee all amounts borrowed under such credit facility.

     The Purchaser expects to repay all amounts borrowed from its member by selling additional membership interests to persons or entities that have a need for the Tax Credits and/or tax losses from the BACs. No plans or arrangements have been made with regard to the payment of periodic interest required by the terms of the loan. However, it is expected that if interest payments are due and payable, the Purchaser may borrow those funds from its affiliate(s).

     If Everest exercises the Everest Option for 25% of all of the BACs sought pursuant to the Offer and 18,224 BACs are tendered and accepted for payment, the Purchaser expects that approximately $2,415,000 (exclusive of fees and expenses) of the aggregate purchase price would be paid by Everest. Everest has informed the Purchaser that Everest will obtain all of such funds from investment funds Everest has raised from investors.

     13. Purchase Price Considerations

     The Purchaser has set the Purchase Price at $530 net per BAC (subject to adjustment as set forth in this Offer to Purchase). When determining the Purchase Price, the Purchaser considered (i) the estimated expected remaining present value of the BACs, as estimated by Valuation Research Corporation (see below in this Section 13), and (ii) the potential benefits to a non-tendering BACs holder, in order to provide comparable potential benefits to a tendering BACs holder.

     If you tender your BACs pursuant to the Offer, the Purchaser believes your aggregate benefits will total $1,831:


Purchase Price:                                        $  530
Tax Credits Received through August 31, 1997:             932
Tax Savings:                                              156
Interest to Be Earned on Investing Purchase Price:        213
                                                       -------
                                                       $1,831
                                                       =======

     If you retain your BACs, the Purchaser believes your aggregate benefits will total $1,821:


Tax Credits Received through August 31, 1997:          $  932
Present Value of Expected Remaining Tax Credits:          516
Present Value of Original Investment, if returned:        373
                                                       -------
                                                       $1,821
                                                       =======

     The Purchaser believes that the projected aggregate per BAC benefit from the Offer, together with the benefits received since 1990, total approximately $1,831. Such benefits include $530 (the Purchase Price) plus $932 (representing the Tax Credits allocated through August 31, 1997) plus approximately $156 (representing the tax savings, assuming a tax rate of 20% for capital gain and 36% for ordinary income, attributable to the use of the loss of $438 the Purchaser believes an individual BACs holder will realize if all of his BACs are sold in the Offer) plus approximately $213 (representing the assumed return on the reinvestment of the Purchase Price at 5% for approximately 10.5 years, discounted at a rate of 9%). The projected benefit of $1,831 assumes the BACs holder acquired the BACs pursuant to the original offering and such BACs holder did not utilize any passive losses. The projected benefit may be more or less depending on, among other things, a tendering BACs holder's tax rate and the return a tendering BACs holder may earn upon investing the Purchase Price.

     The Purchaser believes that such aggregate projected benefit compares favorably with the potential benefits to a BACs holder who remains in the Partnership (together with the benefits received since 1990), continuing to receive Tax Credits, and assuming a return of the present value of the original investment of $1,000 as, and if, the Partnership's 42 properties are sold for amounts in excess of the then existing indebtedness and other liabilities. The aggregate of such potential benefits is estimated by the Purchaser to be approximately $1,821, which include $932 (the Tax Credits allocated through August 31, 1997) plus $516 (the present value at 6% of the remaining Tax Credits to be allocated over the remaining compliance period) plus approximately $373 (the present value at 5%
of a BACs holder's original $1,000 investment, returned ratably over the 4 years following the end of the compliance period and assuming a discount rate of 9%). There can, however, be no assurance that these benefits will be realized. Neither the General Partners nor the Purchaser are making any representation, and there can be no assurance, that any or all of the properties of the Partnership will be sold and, if sold, will result in distributable cash sufficient to return any of a BACs holder's original investment.

     The Form 10-K states that: "Neither the BACs nor the Limited Partnership Interests are traded on any established trading market. The Partnership does not intend to include the BACs for quotation on NASDAQ or for listing on any national or regional stock exchange or any other established securities market." At present, privately negotiated sales and sales through intermediaries (e.g., through the trading system operated by Chicago Partnership Board, Inc., which publishes sales by holders of BACs) are the only means available to BACs holders to liquidate an investment in BACs (other than the Offer) because the BACs are not listed or traded on any exchange or quoted on any NASDAQ list or system. According to Partnership Spectrum, an independent third-party industry publication, for the two months ended March 31, 1997, a total of 82 BACs traded at per BAC prices between $564 and $575 with a weighted average of $570.74 per BAC. Set forth below is a schedule of the trading activity of BACs during the year ended March 31, 1997, in two-month intervals, as reported by The Partnership Spectrum:


              Trading Activity for Year Ended March 31, 1997
---------------------------------------------------------------------------
Period                                 Low/High         No. of BACs Traded
------------------------------------   --------------   -------------------

April 1, 1996--May 31, 1996            $540/$592                 55
June 1, 1996--July 31, 1996            $500/$530                 18
August 1, 1996--September 30, 1996     $535/$550                 75
October 1, 1996--November 30, 1996     $450/$550                110
December 1, 1996--January 31, 1997     $500/$623.95             514
February 1, 1997--March 31, 1997       $564/$575                 82


BACs holders are advised, however, that such gross sales prices reported by The Partnership Spectrum do not necessarily reflect the net sales proceeds received by sellers of BACs, which typically are reduced by commissions and other secondary market transaction costs to amounts less than the reported prices.

     In May 1997, at the request of the General Partners, the Purchaser retained Valuation Research Corporation to independently determine the value of the BACs for the Partnership. On June 30, 1997, Valuation Research Corporation delivered its valuation opinion (a copy of which has been filed as Exhibit
(c)(3) to the Purchaser's Tender Offer Statement on Schedule 14D-1 filed with the Commission on August 27, 1997). Subject to the terms, conditions and assumptions set forth therein and based upon various valuation methods, Valuation Research Corporation concluded that the estimated "Fair Value" (as defined below) of the BACs, effective as of May 31, 1997, is between $528.84 and $576.88 per BAC. However, BACs holders should note that the BACs become less valuable with the passage of time because fewer Tax Credits remain. Therefore, the Purchaser believes that the Fair Value of each BAC should be reduced by at least $12 for each passing month. For purposes of the valuation opinion, "Fair Value" is defined as "the amount for which a BAC would change hands between a willing buyer and a willing seller neither under compulsion to act, with equity to both, each having reasonable knowledge of all relevant facts, and within a commercially reasonable period of time." It is important to note, however, that the value of each BAC to a tendering BACs holder depends on such BACs holder's tax status. Therefore, this valuation may not necessarily represent the per BAC value to each BACs holder.

     The Purchase Price represents the price at which the Purchaser is willing to purchase BACs. Other measures of the value of the BACs may be relevant to BACs holders. BACs holders are urged to consider carefully all of the information contained herein and should consult with their respective tax and other advisors regarding the terms of the Offer before deciding whether to tender BACs.

     14. Conditions of the Offer.

     Notwithstanding any other provisions of the Offer and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer at any time in its sole discretion, the Purchaser shall not be required to accept for payment, subject to Rule 14e-1(c) under the Exchange Act, any tendered BACs and may terminate the Offer as to any BACs not then paid for if, prior to the Expiration Date, (i) the Purchaser shall not have confirmed to its reasonable satisfaction that, upon purchase of the BACs pursuant to the Offer, the Purchaser will have full rights to ownership as to all such BACs and the Purchaser will become the transferee of the purchased BACs for all purposes under the Partnership Agreement, (ii) the Purchaser shall not have confirmed to its reasonable satisfaction that, upon the purchase of the BACs pursuant to the Offer, the Transfer Restrictions will have been satisfied, or (iii) all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, necessary for the consummation of the transactions contemplated by the Offer shall not have been filed, occurred or been obtained. Furthermore, notwithstanding any other term of the Offer, the Purchaser will not be required to accept for payment and may terminate or amend the Offer as to such BACs if, at any time on or after the date of the Offer and before the Expiration Date, any of the following conditions exist:

     (a) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market in the United States, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) the commencement or escalation of a war, armed hostilities or other national or international crisis involving the United States, (iv) any limitation (whether or not mandatory) imposed by any governmental authority on, or any other event that might have material adverse significance with respect to, the nature or extension of credit by banks or other lending institutions in the United States, or (v) in the case of any of the foregoing, a material acceleration or worsening thereof; or

     (b) any material adverse change (or any condition, event or development involving a prospective material adverse change) shall have occurred or be likely to occur in the business, prospects, financial condition, results of operations, properties, assets, liabilities, capitalization, partners' equity, licenses, franchises or businesses of the Partnership and its subsidiaries taken as a whole; or

     (c) there shall have been threatened, instituted or pending any action, proceeding, application, audit, claim or counterclaim by any government or governmental authority or agency, domestic or foreign, or by or before any court or governmental, regulatory or administrative agency, authority or tribunal, domestic, foreign or supranational, which (i) challenges the acquisition by the Purchaser of the BACs or seeks to obtain any material damages as a result thereof, (ii) makes or seeks to make illegal, the acceptance for payment, purchase or payment for any BACs or the consummation of the Offer, (iii) imposes or seeks to impose limitations on the ability of the Purchaser or any affiliate of the Purchaser to acquire or hold or to exercise full rights of ownership of the BACs, including, but not limited to, the right to vote (through the Assignor Limited Partner) any BACs purchased by them on all matters with respect to which BACs holders have the right to direct the Assignor Limited Partner on the manner in which it will vote on matters presented to the Limited Partners and BACs holders, (iv) may result in a material diminution in the benefits expected to be derived by the Purchaser or any of their affiliates as a result of the Offer, (v) requires divestiture by the Purchaser of any BACs, (vi) might materially adversely affect the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Partnership or the Purchaser, or (vii) challenges or adversely affects the Offer; or

     (d) there shall be any action taken, or any statute, rule, regulation, order or injunction shall have been enacted, promulgated, entered, enforced or deemed applicable to the Offer, or any other action shall have been taken, by any government, governmental authority or court, domestic or foreign, other than the routine application to the Offer of waiting periods that has resulted, or in the reasonable good faith judgment of the Purchaser could be expected to result, in any of the consequences referred to in clauses (i) through (vii) of paragraph (c) above; or

     (e) the Partnership or any of its subsidiaries shall have authorized, recommended, proposed or announced an agreement or intention to enter into an agreement, with respect to any merger, consolidation, liquidation or business combination, any acquisition or disposition of a material amount of assets or securities, or any comparable event, not in the ordinary course of business consistent with past practices; or

     (f) the failure to occur of any necessary approval or authorization by any federal or state authorities necessary to the consummation of the purchase of all or any part of the BACs to be acquired hereby, which in the reasonable judgment of the Purchaser in any such case, and regardless of the circumstances (including any action of the Purchaser) giving rise thereto, makes it inadvisable to proceed with such purchase or payment; or

     (g) the Purchaser shall become aware that any material right of the Partnership or any of its subsidiaries under any governmental license, permit or authorization relating to any environmental law or regulation is reasonably likely to be impaired or otherwise adversely affected as a result of, or in connection with, the Offer; or

     (h) the Partnership or any of its General Partners shall have amended, or proposed or authorized any amendment to, the Partnership Agreement or the Purchaser shall have become aware that the Partnership or any of its General Partners have proposed any such amendment.

     The foregoing conditions are for the sole benefit of the Purchaser and its affiliates and may be asserted by the Purchaser regardless of the circumstances (including, without limitation, any action or inaction by the Purchaser or any of its affiliates) giving rise to such condition, or may be waived by the Purchaser, in whole or in part, from time to time in its sole discretion. The failure by the Purchaser at any time to exercise the foregoing rights will not be deemed a waiver of such rights, which will be deemed to be ongoing and may be asserted at any time and from time to time. Any determination by the Purchaser concerning the events described in this Section 14 will be final and binding upon all parties.

     15. Certain Legal Matters.

     Except as set forth in this Offer to Purchase, based on its review of publicly available filings by the Partnership with the Commission and other publicly available information regarding the Partnership, the Purchaser is not aware of any licenses or regulatory permits that would be material to the business of the Partnership, taken as a whole, and that might be adversely affected by the Purchaser's acquisition of BACs as contemplated herein, or any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to the acquisition of BACs by the Purchaser pursuant to the Offer as contemplated herein, other than the filing of a Tender Offer Statement on Schedule 14D-1 (which has been filed) and any required amendments thereto. Should any such approval or other action be required, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Partnership's business, or that certain parts of the Partnership's or the Purchaser's businesses might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action in the event that such approvals were not obtained or such actions were not taken.

     Appraisal Rights. BACs holders will not have appraisal rights as a result of the Offer.

     State Anti-takeover Laws. A number of states have adopted anti-takeover laws which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations or other entities which are incorporated or organized in such states or which have substantial assets, securityholders, principal executive offices or principal places of business therein. Although the Purchaser has not attempted to comply with any state anti-takeover statutes in connection with the Offer, the Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer to Purchase nor any action taken in connection therewith is intended as a waiver of such right. If any state anti-takeover statute is applicable to the Offer, the Purchaser might be unable to accept for payment or purchase BACs tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obliged to accept for purchase or pay for any BACs tendered.

     ERISA. By executing and returning the Letter of Transmittal, a BACs holder will be representing that either (a) the BACs holder is not a plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Code, or an entity deemed to hold "plan assets" within the meaning of 29.C.F.R. ss.2510.3-101 of any such plan; or (b) the tender and acceptance of BACs pursuant to the Offer will not result in a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

     Margin Requirements. The BACs are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, those regulations generally are not applicable to the Offer.

     Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the Antitrust Division of the Department of Justice and the FTC and certain waiting period requirements have been satisfied. The Purchaser does not believe any filing is required under the HSR Act with respect to its acquisition of BACs contemplated by the Offer.

     16. Certain Fees and Expenses.

     Except as set forth in this Section 16, the Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of BACs pursuant to the Offer. The Purchaser has retained The Herman Group, Inc. to act as Information Agent/Depositary in connection with the Offer. The Purchaser will pay to the Information Agent/Depositary reasonable and customary compensation for its services, plus reimbursement for certain reasonable out-of-pocket expenses, and has agreed to indemnify the Information Agent/Depositary against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws. The Purchaser will also pay all costs and expenses of printing and mailing the Offer and its legal fees and expenses.

     17. Miscellaneous.

     The Offer is being made to all BACs holders, Beneficial Owners and Assignees, all to the extent their names and addresses are reflected on the books and records of the Partnership. The Purchaser is not aware of any state in which the making of the Offer is prohibited by administrative or judicial action pursuant to a state statute. If the Purchaser becomes aware of any state where the making of the Offer is so prohibited, the Purchaser will make a good faith effort to comply with any such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, the Purchaser cannot comply with any applicable statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) BACs holders in such state.

     Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, the Purchaser has filed with the Commission a Tender Offer Statement on Schedule 14D-1, together with exhibits, furnishing certain additional information with respect to the Offer. Such statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained at the same places and in the same manner as set forth with respect to information concerning the Partnership in Section 9 ("Certain Information Concerning the Partnership") (except that they will not be available at the regional offices of the Commission).

     No person has been authorized to give any information or make any representation on behalf of the Purchaser not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.



                                            Lehigh Tax Credit Partners L.L.C.


August 27, 1997

                                  APPENDIX A


                           GLOSSARY OF DEFINED TERMS

     "Assignee" means a person or entity who has purchased BACs but is not recognized on the books and records of the Partnership maintained by the Assignor Limited Partner as a registered holder of such BACs.

     "Assignor Limited Partner" means Freedom Assignor Inc., a Delaware corporation, or any successor to it which holds Limited Partnership Interests on behalf of BACs holders.

     "BACs" means the beneficial assignment certificates executed by the Assignor Limited Partner and delivered to a purchaser of BACs in evidence of the assignment by the Assignor Limited Partner to such BACs holder of all of the economic and virtually all of the other rights, benefits and privileges of the ownership of a portion of the Partnership interest of the Assignor Limited Partner.

     "BACs holder" means a holder of BACs and who is reflected as an assignee of record of BACs on the books and records of the Partnership maintained by the Assignor Limited Partner.

     "Beneficial Owner" means a BACs holder in the case of BACs owned by Individual Retirement Accounts or Keogh plans.

     "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time, and any time period of business days will be computed in accordance with Rule 14d-1(c)(6) under the Exchange Act.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Commission" means the Securities and Exchange Commission.

     "Credit Period" has the meaning set forth in Section 9.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "Everest" means Everest Properties, Inc.

     "Expiration Date" has the meaning set forth in Section 1.

     "Form 10-K" means the Partnership's Form 10-K for the fiscal year ended March 31, 1997.

     "Form 10-Q" means the Partnership's Form 10-Q for the quarter ended June 30, 1997.

     "Freedom GP" means Freedom GP Inc., a Delaware corporation and a general partner of the Partnership.

     "Freedom SLP" means Freedom SLP L.P., a Delaware limited partnership and an affiliate of each General Partner.

     "FTC" means the Federal Trade Commission.

     "General Partners" means Related Freedom Associates L.P., a Delaware limited partnership, and Freedom GP Inc., a Delaware corporation.

     "Historic Tax Credits" means any historic rehabilitation credits to tax allowed to the Partnership and its partners under Section 47 of the Code.

     "Housing Tax Credits" means any low-income housing credits to tax allowed to the Partnership and its partners under Section 42 of the Code.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Information Agent/Depositary" means The Herman Group, Inc.

     "IRA" means an individual retirement account.

     "Limited Partner" means the Assignor Limited Partner, the Original Limited Partner or any other person or entity who is admitted as a Substituted Limited Partner, at the time of reference thereto, in such person's or entity's capacity as a limited partner of the Partnership.

     "Limited Partnership Interest" means the ownership interest of a Limited Partner, including its interest in distributions, including liquidating distributions, and profits and losses of the Partnership and all of its other rights, duties and obligations under the Partnership Agreement.

     "Managing Member" means Lehigh Tax Credit Partners, Inc., a Delaware corporation and the managing member of the Purchaser.

     "NASD" means the National Association of Securities Dealers, Inc.

     "Offer" has the meaning set forth in the Introduction.

     "Offer to Purchase" means this Offer to Purchase dated August 27, 1997.

     "Partnership" means Freedom Tax Credit Plus L.P., a Delaware limited partnership.

     "Partnership Agreement" means the Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of July 31, 1990, by and among Shearson Freedom GP Inc., a Delaware corporation, and Related Freedom Associates L.P., a Delaware limited partnership, as General Partners, Freedom SLP L.P., a Delaware limited partnership, as Original Limited Partner of the Partnership and as Special Limited Partner of Local Partnerships, Freedom Assignor Inc., a Delaware corporation, as Assignor Limited Partner, and those persons or entities admitted to the Partnership from time to time as Limited Partners.

     "Purchase Price" has the meaning set forth in the Introduction.

     "Purchaser" means Lehigh Tax Credit Partners L.L.C., a Delaware limited liability company and an affiliate of RFA.

     "RFA" means Related Freedom Associates L.P., a Delaware limited partnership and a general partner of the Partnership. RFA is affiliated with the Purchaser.

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "Standstill Agreement" means the letter agreement, dated August 26, 1997, among the Partnership, the Purchaser and RFA.

     "Standstill Expiration Date" means August 26, 2007.

     "Substituted Limited Partner" means any person or entity admitted to the Partnership as a Limited Partner pursuant to the provisions of Section 7.2D of the Partnership Agreement.

     "Tax Credits" means Historic Rehabilitation Tax Credits and Housing Tax Credits.

     "TIN" means taxpayer identification number.

     "Transfer Restrictions" has the meaning set forth in Section 2.

     "UBTI" means unrelated business taxable income.

     "Unit" means a unit of limited partner interest in the Partnership, representing a cash contribution of $1,000 to the capital of the Partnership.

                                  SCHEDULE I

     EXECUTIVE OFFICERS AND DIRECTORS OF LEHIGH TAX CREDIT PARTNERS, INC.

     Set forth below is the name, current business address, present principal occupation, and employment history for at least the past five years of each executive officer and director of Lehigh Tax Credit Partners, Inc. (the "Managing Member" of the Purchaser). Each person listed below is a citizen of the United States.

     J. Michael Fried is a director and executive officer of the Managing Member. Mr. Fried is also the President and a Director of Related Freedom Associates Inc., a general partner of RFA. Additionally, Mr. Fried is the sole stockholder of one of the general partners of Related Capital Company ("Related Capital"), a New York general partnership that has, directly or indirectly, sponsored 22 public and 238 private real estate investment programs that have raised in excess of $2.8 billion from more than 106,000 investors. In that capacity, he is generally responsible for all of syndication, finance, acquisition and investor reporting activities of Related Capital and its affiliates. Mr. Fried practiced corporate law in New York City with the law firm of Proskauer Rose Goetz & Mendelsohn from 1974 until he joined Related in 1979. Mr. Fried graduated from Brooklyn Law School with a Juris Doctor Degree, magna cum laude; from Long Island University Graduate School with a Master of Science degree in Psychology; and from Michigan State University with a Bachelor of Arts degree in History. Mr. Fried's business address is 625 Madison Avenue, New York, New York 10022.

     Stuart J. Boesky is a director and executive officer of the Managing Member. Mr. Boesky is also a Senior Vice President of Related Freedom Associates Inc., a general partner of RFA. Mr. Boesky practiced real estate and tax law in New York City with the law firm of Shipley & Rothstein from 1984 until February 1986 when he joined Related Capital. From 1983 to 1984 Mr. Boesky practiced law with the Boston law firm of Kaye, Fialkow, Richmond & Rothstein and from 1978 to 1980 was a consultant specializing in real estate at the accounting firm of Laventhol & Horwath. Mr. Boesky is the sole stockholder of one of the general partners of Related Capital. Mr. Boesky graduated from Michigan State University with a Bachelor of Arts degree and from Wayne State School of Law with a Juris Doctor degree. He then received a Master of Laws degree in Taxation from Boston University School of Law. Mr. Boesky's business address is 625 Madison Avenue, New York, New York 10022.

     Alan P. Hirmes is a director and executive officer of the Managing Member. Mr. Hirmes is also a Senior Vice President of Related Freedom Associates Inc., a general partner of RFA. Additionally, Mr. Hirmes has been a Certified Public Accountant in New York since 1978. Prior to joining Related Capital in October 1983, Mr. Hirmes was employed by Wiener & Co., certified public accountants. Mr. Hirmes is also the sole stockholder of one of the general partners of Related Capital. Mr. Hirmes graduated from Hofstra University with a Bachelor of Arts degree. Mr. Hirmes' business address is 625 Madison Avenue, New York, New York 10022.

                                  SCHEDULE II

                          Local Partnership Schedule


                                                                   % of Units Occupied at May 1
                                                           --------------------------------------------
Name and Location (Number of Units)     Date Acquired      1997     1996     1995     1994     1993
-------------------------------------   ----------------   ------   ------   ------   ------   --------
Parkside Townhomes                      September 1990      91%      98%     100%     100%       100%
York, PA (53)
Twin Trees                              October 1990       100%     100%     100%     100%       100%
Layton, UT (43)
Bennion (Mulberry)                      October 1990        99%     100%     100%      99%        98%
Taylorsville, UT (80)
Hunters Chase                           October 1990        97%      97%      83%      92%        98%
Madison, AL (91)
Wilshire Park                           October 1990        92%      92%      89%      86%        97%
Huntsville, AL (65)
Bethel Park                             October 1990        95%      93%      96%      96%        99%
Bethel, OH (84)
Zebulon Park                            October 1990        88%      97%      92%      94%        92%
Owensville, OH (66)
Tivoli Place                            October 1990        97%     100%     100%     100%        98%
Murphreesboro, TN (61)
Northwood (Hartwood)                    October 1990       100%     100%      99%      97%       100%
Jacksonville, FL (110)
Oxford Trace                            October 1990       100%     100%     100%      93%        93%
Aiken, SC (29)
Ivanhoe Apts.                           January 1991        84%     100%     100%     100%       100%
Salt Lake City, UT (19)
Washington Brooklyn                     January 1991        92%      96%     100%     100%       100%
Brooklyn, NY (24)
Manhattan B (C.H. Development)          January 1991       100%     100%      97%     100%       100%
New York, NY (35)
Davidson Court                          March 1991          97%      97%      92%      87%       100%
Staten Island, NY (38)
Magnolia Mews                           March 1991          98%     100%     100%     100%       100%
Philadelphia, PA (63)
Oaks Village                            March 1991          95%     100%      95%     100%       100%
Whiteville, NC (40)
Greenfield Village                      March 1991          98%     100%      98%      95%        95%
Dunn, NC (40)
Morris Avenue (CLM Equities)            April 1991         100%     100%     100%     100%       100%
Bronx, NY (58)
Victoria Manor                          April 1991          91%      97%      97%      98%       100%
Riverside, CA (112)

                           Local Partnership Schedule


                                                                   % of Units Occupied at May 1
                                                           --------------------------------------------
Name and Location (Number of Units)     Date Acquired      1997     1996     1995     1994       1993
-------------------------------------   ----------------   ------   ------   ------   ------   --------
Ogontz Hall                             April 1991          90%      87%      97%     100%        98%
Philadelphia, PA (35)
Eagle Ridge                             May 1991            72%      91%      94%      96%        96%
Stoughton, WI (54)
Nelson Anderson                         June 1991           99%      93%      98%     100%       100%
Bronx, NY (20)
Abraham Lincoln Apts.                   September 1991     100%      97%     100%      97%       100%
Irondequoit, NY (69)
Wilson Street Apts. (Middletown)        September 1991      96%     100%      96%      98%       100%
Middletown, PA (44)
Lauderdale Lakes                        October 1991        98%     100%      99%     100%        99%
Lauderdale Lakes, FL (172)
Flipper Temple                          October 1991       100%     100%     100%      99%       100%
Atlanta, GA (163)
220 Cooper Street                       December 1991       77%      97%     100%      97%       100%
Camden, NJ (29)
Pecan Creek                             December 1991      100%      98%      98%      97%       100%
Tulsa, OK (47)
Vendome                                 December 1991      100%      96%     100%     100%       100%
Brooklyn, NY (24)
Rainer Villas                           December 1991      100%     100%     100%     100%        96%
New Augusta, MS (20)
Pine Shadow Apts.                       December 1991      100%     100%     100%     100%       100%
Waveland, MS (48)
Windsor Place                           December 1991      100%     100%     100%     100%       100%
Wedowee, AL (24)
Brookwood Apts.                         December 1991      100%     100%     100%     100%       100%
Foley, AL (38)
Heflin Hills Apts.                      December 1991      100%     100%     100%     100%       100%
Heflin, AL (24)
Shadowood Apts.                         December 1991       92%      92%     100%      88%        83%
Stevenson, AL (24)
Brittany Apts.                          December 1991      100%     100%     100%     100%       100%
DeKalb, MS (25)
Hidden Valley Apts.                     December 1991       95%     100%     100%     100%       100%
Brewton, AL (40)
Westbrook Square                        December 1991       88%     100%      97%      81%       100%
Carthage, MS (32)

                           Local Partnership Schedule


                                                                    % of Units Occupied at May 1
                                                          ------------------------------------------------
Name and Location (Number of Units)     Date Acquired     1997     1996      1995       1994        1993
-------------------------------------   ---------------   ------   ------   ---------   ------   ---------
Royal Pines Apts. (Warsaw Elderly)      December 1991     100%       100%     100%       100%       100%
Warsaw, KY (36)
West Hill Square                        December 1991     100%       100%      96%       100%        96%
Gordo, AL (24)
Elmwood Manor                           December 1991     100%       100%     100%       100%       100%
Picayune, MS (24)
Harmony Gate Apts.                      March 1992         94%        96%      94%        98%       100%
Los Angeles, CA (70)

                                 SCHEDULE III
                 Certain Information Concerning the Properties
                             As of March 31, 1997

                                          Initial Cost to
                                            Partnership
                                     -------------------------                     Purchase
                                                                    Costs            Price
                                                  Buildings      Capitalized    Adjustments(B)
                                                     and         Subsequent      Buildings and
 Name and Location    Encumbrances     Land     Improvements   to Acquisition    Improvements
--------------------- -------------- ---------- -------------- ---------------- ----------------
Parkside Townhouses    $1,756,783    $263,231    $4,439,564      $    51,289      $         0
 York, PA
Twin Trees              1,217,863     112,401     2,668,179           91,005          (47,642)
 Layton, UT
Bennion (Mulberry)      2,319,143     258,000     4,934,447          378,312          (22,842)
 Taylorsville, UT
Hunters Chase           2,670,220     411,100     5,616,330          110,593         (713,028)
 Madison, AL
Bethel Park             2,044,686     141,320     5,365,882          127,816         (846,229)
 Bethel, OH
Zebulon Park            1,719,211     165,000     4,187,880          125,797         (542,936)
 Owensville, OH
Tivoli Place            1,638,704     267,500     4,146,759          100,926         (207,625)
 Murphreesboro, TN
Northwood               2,959,582     494,900     6,630,321          144,415         (294,886)
 Jacksonville, FL
Oxford Trace              765,355     162,000     1,725,512           60,716         (161,049)
 Aiken, SC
Wilshire                1,830,895     178,497     4,014,281          101,352         (432,405)
 Huntsville, AL
Ivanhoe                   579,295      41,000     1,136,915           33,554                0
 Salt Lake City, UT
Washington Avenue               0      42,485     2,843,351           63,404                0
 Brooklyn, NY
C.H. Development        1,791,820           3     3,294,688           46,902                0
 (Manhattan B)
 New York, NY
Davidson Court                  0      96,892       773,052           37,064                0
 Staten Island, NY
Magnolia Mews           1,814,910     200,000       668,007        2,272,681                0
 Philadelphia, PA
Oaks Village            1,477,112      63,548     1,799,849           61,915                0
 Whiteville, NC
Greenfield Village      1,487,507      78,296     1,806,126           41,934                0
 Dunn, NC
Morris Avenue           2,654,821           2     4,767,049           35,554                0
 (CLM Equities)
 Bronx, NY



                      Gross Amount at which Carried at Close
                                     of Period                                                             Life on which
                      ---------------------------------------                                             Depreciation in
                                                                                                           Latest Income
                                                                                Year of                    Statements is
                                 Buildings and                 Accumulated   Construction/      Date         Computed
 Name and Location      Land      Improvements    Total(A)    Depreciation     Renovation     Acquired        (C) (D)
--------------------- ---------- --------------- ------------ -------------- --------------- ------------ ----------------
Parkside Townhouses   $265,796    $4,488,288     $4,754,084    $1,022,289         1989       Sept. 1990     27.5 years
 York, PA
Twin Trees             115,125     2,708,818      2,823,943       739,955         1989       Oct. 1990      27.5 years
 Layton, UT
Bennion (Mulberry)     260,565     5,287,352      5,547,917     1,446,566         1989       Oct. 1990      27.5 years
 Taylorsville, UT
Hunters Chase          413,665     5,011,330      5,424,995     1,530,414         1989       Oct. 1990      27.5 years
 Madison, AL
Bethel Park            143,885     4,644,904      4,788,789     1,433,022         1989       Oct. 1990      27.5 years
 Bethel, OH
Zebulon Park           167,565     3,768,176      3,935,741     1,101,137         1989       Oct. 1990      27.5 years
 Owensville, OH
Tivoli Place           270,065     4,037,495      4,307,560     1,144,324         1989       Oct. 1990      27.5 years
 Murphreesboro, TN
Northwood              497,465     6,477,285      6,974,750     1,860,513         1989       Oct. 1990      27.5 years
 Jacksonville, FL
Oxford Trace           164,564     1,622,615      1,787,179       464,337         1989       Oct. 1990      27.5 years
 Aiken, SC
Wilshire               181,060     3,680,665      3,861,725     1,095,732         1989       Oct. 1990      27.5 years
 Huntsville, AL
Ivanhoe                 42,677     1,168,792      1,211,469       277,388         1991       Jan. 1991      27.5 years
 Salt Lake City, UT
Washington Avenue       44,162     2,905,078      2,949,240       547,396         1991       Jan. 1991      27.5 years
 Brooklyn, NY
C.H. Development         1,680     3,339,913      3,341,593       722,156         1991       Jan. 1991      27.5 years
 (Manhattan B)
 New York, NY
Davidson Court          98,569       808,439        907,008       173,550         1991       Mar. 1991      27.5 years
 Staten Island, NY
Magnolia Mews          201,677     2,939,011      3,140,688       536,633         1991       Mar. 1991      27.5 years
 Philadelphia, PA
Oaks Village            65,225     1,860,087      1,925,312       439,747         1991       Mar. 1991      27.5 years
 Whiteville, NC
Greenfield Village      79,973     1,846,383      1,926,356       437,668         1991       Mar. 1991      27.5 years
 Dunn, NC
Morris Avenue            1,679     4,800,926      4,802,605       909,824         1991       Apr. 1991      27.5 years
 (CLM Equities)
 Bronx, NY

                 Certain Information Concerning the Properties
                             As of March 31, 1997


                                          Initial Cost to
                                            Partnership
                                      ------------------------                     Purchase
                                                                    Costs            Price
                                                  Buildings      Capitalized    Adjustments(B)
                                                     and         Subsequent      Buildings and
  Name and Location    Encumbrances     Land    Improvements   to Acquisition    Improvements
---------------------- -------------- --------- -------------- ---------------- ----------------
Victoria Manor           2,704,846    615,000     5,340,962        (153,198)           0
 Riverside, CA
Ogontz Hall              2,007,018          0       328,846       3,296,947            0
 Philadelphia, PA
Eagle Ridge              1,604,985    321,594     2,627,385         (37,722)           0
 Stoughton, WI
Nelson Anderson          3,886,670          2     6,524,096          33,554            0
 Bronx, NY
Conifer Irondequoit      3,000,833     20,000     5,407,108          15,784            0
 (Abraham Lincoln)
 Irondequoit, NY
Wilson Street Apts.      1,673,496     38,449             0       3,374,421            0
 (Middletown)
 Middletown, PA
Lauderdale Lakes         5,184,690    873,973     3,976,744       5,208,145            0
 Lauderdale Lakes, FL
Flipper Temple           2,624,186     70,519     4,907,110         621,279            0
 Atlanta, GA
220 Cooper Street          999,685     41,000             0       3,656,586            0
 Camden, NJ
Vendome                  2,697,689     12,000     4,867,584         220,536            0
 Brooklyn, NY
Pecan Creek              1,016,900     50,000     1,484,923          20,196            0
 Tulsa, OK
New Augusta Ltd.
 (Rainer Villas)
 New Augusta, AL           679,505     15,000       939,681          43,395            0
Pine Shadow Apts.        1,642,057     74,550     2,117,989          97,808            0
 Waveland, MS
Windsor Place Apts.        767,877     40,000       904,888          10,804            0
 Wedowee, AL
Brookwood Apts.          1,274,574     68,675     1,517,190          49,179            0
 Foley, AL
Heflin Hills Apts.         745,991     50,000       841,300           7,422            0
 Heflin, AL
Shadowood Apts.            750,915     27,000       898,800           3,227            0
 Stevenson, AL



                       Gross Amount at which Carried at Close
                                     of Period                                                             Life on which
                       --------------------------------------                                             Depreciation in
                                                                                                           Latest Income
                                                                                Year of                    Statements is
                                 Buildings and                 Accumulated   Construction/      Date         Computed
  Name and Location      Land     Improvements    Total(A)    Depreciation     Renovation     Acquired        (C) (D)
---------------------- --------- --------------- ------------ -------------- --------------- ------------ ----------------
Victoria Manor         616,677      5,186,087     5,802,764     1,067,349         1991       Apr. 1991      27.5 years
 Riverside, CA
Ogontz Hall              1,677      3,624,116     3,625,793       647,394         1990       Apr. 1991      27.5 years
 Philadelphia, PA
Eagle Ridge            323,271      2,587,986     2,911,257       744,442         1991       May 1991       27.5 years
 Stoughton, WI
Nelson Anderson          1,679      6,555,973     6,557,652     1,260,138         1991       June 1991      27.5 years
 Bronx, NY
Conifer Irondequoit     21,677      5,421,215     5,442,892     1,122,565         1991       Sept. 1991     27.5 years
 (Abraham Lincoln)
 Irondequoit, NY
Wilson Street Apts.     40,126      3,372,744     3,412,870       558,783         1991       Sept. 1991     27.5 years
 (Middletown)
 Middletown, PA
Lauderdale Lakes       875,668      9,183,194    10,058,862     1,180,876         1991       Oct. 1991       40 years
 Lauderdale Lakes, FL
Flipper Temple          72,196      5,526,712     5,598,908     1,143,085         1991       Oct. 1991      27.5 years
 Atlanta, GA
220 Cooper Street       42,677      3,654,909     3,697,586       680,728         1991       Dec. 1991      27.5 years
 Camden, NJ
Vendome                 13,677      5,086,443     5,100,120     1,237,923         1991       Dec. 1991       20 years
 Brooklyn, NY
Pecan Creek             50,161      1,504,958     1,555,119       243,461         1991       Dec. 1991      27.5 years
 Tulsa, OK
New Augusta Ltd.
 (Rainer Villas)
 New Augusta, AL        15,161        982,915       998,076       135,190         1991       Dec. 1991      27.5 years
Pine Shadow Apts.       74,711      2,215,636     2,290,347       381,585         1991       Dec. 1991      27.5 years
 Waveland, MS
Windsor Place Apts.     40,161        915,531       955,692       129,443         1991       Dec. 1991      27.5 years
 Wedowee, AL
Brookwood Apts.         68,836      1,566,208     1,635,044       225,868         1991       Dec. 1991      27.5 years
 Foley, AL
Heflin Hills Apts.      50,161        848,561       898,722       130,431         1991       Dec. 1991      27.5 years
 Heflin, AL
Shadowood Apts.         27,161        901,866       929,027       134,967         1991       Dec. 1991      27.5 years
 Stevenson, AL

                 Certain Information Concerning the Properties
                             As of March 31, 1997

                                             Initial Cost to Partnership
                                             ---------------------------                     Purchase
                                                                              Costs            Price
                                                            Buildings      Capitalized    Adjustments(B)
                                                               and         Subsequent      Buildings and
     Name and Location        Encumbrances      Land      Improvements   to Acquisition    Improvements
----------------------------- -------------- ------------ -------------- ---------------- ----------------
Brittany Associates                690,416       20,000        843,592           6,827                 0
 Dekalb, MS
Hidden Valley Apts.              1,288,706       68,000      1,637,840          11,576                 0
 Brewton, AL
Westbrook Square L.P.            1,031,963       40,000      1,254,957          10,097                 0
 Carthage, MS
Warsaw Elderly Housing Ltd.      1,145,135       98,819      1,333,606           4,924                 0
 Warsaw, KY
West Hill Square Apts. Ltd.        774,005       60,000        954,020           7,369                 0
 Gordo, AL
Elmwood Assoc.                     712,398       81,500        829,183           7,812                 0
 Picayune, MS
Harmony Gate Assoc.            $ 4,041,035            0      9,757,807          27,490                 0
 Los Angeles, CA
                               ------------  -----------  -------------    ------------    -------------
                               $71,673,532   $5,662,256   $120,113,803     $20,429,687     $  (3,268,642)
                               ============  ===========  =============    ============    =============



                               Gross Amount at which Carried at Close of
                                                Period
                              -------------------------------------------
                                                                                            Year of
                                           Buildings and                   Accumulated   Construction/      Date
     Name and Location           Land       Improvements     Total(A)     Depreciation     Renovation     Acquired
----------------------------- ------------ --------------- -------------- -------------- --------------- -----------
Brittany Associates               20,161         850,258        870,419        132,442        1990       Dec. 1991
 Dekalb, MS
Hidden Valley Apts.               68,161       1,649,255      1,717,416        237,866        1991       Dec. 1991
 Brewton, AL
Westbrook Square L.P.             40,161       1,264,893      1,305,054        192,759        1990       Dec. 1991
 Carthage, MS
Warsaw Elderly Housing Ltd.       98,980       1,338,369      1,437,349        181,283        1991       Dec. 1991
 Warsaw, KY
West Hill Square Apts. Ltd.       60,161         961,228      1,021,389        144,940        1991       Dec. 1991
 Gordo, AL
Elmwood Assoc.                    81,661         836,834        918,495        111,052        1991       Dec. 1991
 Picayune, MS
Harmony Gate Assoc.           $      161       9,785,136      9,785,297      1,632,947        1992       Jan. 1992
 Los Angeles, CA
                              -----------   -------------  -------------   ------------
                              $5,720,520    $137,216,584   $142,937,104    $29,490,168
                              ===========   =============  =============   ============



                               Life on which
                              Depreciation in
                               Latest Income
                               Statements is
                                 Computed
     Name and Location            (C) (D)
----------------------------- ----------------
Brittany Associates             27.5 years
 Dekalb, MS
Hidden Valley Apts.             27.5 years
 Brewton, AL
Westbrook Square L.P.           27.5 years
 Carthage, MS
Warsaw Elderly Housing Ltd.     27.5 years
 Warsaw, KY
West Hill Square Apts. Ltd.     27.5 years
 Gordo, AL
Elmwood Assoc.                  27.5 years
 Picayune, MS
Harmony Gate Assoc.             27.5 years
 Los Angeles, CA

     (A)  Aggregate cost for federal income tax purposes: $145,300,494

     (B) Rental guarantees and development deficit guarantees for GAAP purposes are treated as a reduction of the asset.

     (C) Furniture and fixtures, included with buildings and improvements, are depreciated primarily by the straight line method over the estimated useful lives ranging from 5 to 7 years.

     (D) Since all properties were acquired as operating properties, depreciation is computed using primarily the straight line method over the estimated useful lives determined by the Partnership from date of acquisition.

                 Certain Information Concerning the Properties
                             As of March 31, 1997

                                          Cost of Property and Equipment                      Accumulated Depreciation
                                 ------------------------------------------------   --------------------------------------------
                                                                      Year Ended March 31,
                                 -----------------------------------------------------------------------------------------------
                                    1997             1996             1995             1997            1996           1995
                                 --------------   --------------   --------------   -------------   -------------   ------------
Balance at beginning of year       $142,502,912     $142,286,691     $142,182,937     $24,353,844     $19,106,631     $13,815,092
Additions during year:
 Improvements                           434,192          216,221          103,754
 Depreciation expense                                                                   5,136,374       5,247,213       5,291,539
                                  -------------    -------------    -------------    ------------    ------------    ------------
Balance at end of year             $142,937,104     $142,502,912     $142,286,691     $29,490,168     $24,353,844     $19,106,631
                                  =============    =============    =============    ============    ============    ============

At the time the local partnerships were acquired by Freedom Tax Credit Plus L.P., the entire purchase price paid by Freedom Tax Credit Plus L.P. was pushed down to the local partnerships as property and equipment with an offsetting credit to capital. Since the projects were in the construction phase at the time of acquisition, the capital accounts were insignificant at the time of purchase. Therefore, there are no material differences between the original cost basis for tax and GAAP.

     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. Questions and requests for assistance may be directed to the Information Agent/Depositary at the address and telephone number listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent/Depositary as set forth below, and will be furnished promptly at the Purchaser's expense. The Letter of Transmittal and any other required documents should be sent or delivered by each BACs holder to the Information Agent/Depositary at its address or facsimile number set forth below. If tendering by facsimile, a BACs holder should subsequently send original copies of the Letter of Transmittal and any other required documents to the Information Agent/Depositary at its address set forth below. To be effective, a duly completed and signed Letter of Transmittal or facsimile thereof must be received by the Information Agent/ Depositary at the address or facsimile number set forth below before 12:00 midnight, New York City Time, on Thursday, September 25, 1997.



                      By Mail/Hand or Overnight Delivery;


                             The Herman Group, Inc.
                            2121 San Jacinto Street
                                   26th Floor
                              Dallas, Texas 75201



                         By Facsimile: (214) 999-9323



                       For Additional Information Call:


                             The Herman Group, Inc.
                                 (800) 555-2649